Filed Pursuant to Rule 424(b)(5)
Registration No. 333-174216

The information in this prospectus supplement is not complete and may be changed. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted

SUBJECT TO COMPLETION, DATED FEBRUARY 7, 2012

PROSPECTUS SUPPLEMENT

(To Prospectus dated May 13, 2011)

15,000,000 Shares

Teekay Tankers Ltd.

CLASS A COMMON STOCK

We are selling 15,000,000 shares of our Class A common stock.

Our shares of Class A common stock are listed on the New York Stock Exchange under the symbol “TNK.” The last reported sale price of our shares of Class A common stock on the New York Stock Exchange on February 6, 2012 was $4.74 per share.

Investing in our shares of Class A common stock involves risks. Please read “Risk Factors” beginning on page S-9 of this prospectus supplement and page 3 of the accompanying prospectus before you make an investment in our shares of Class A common stock.

	Per Share	Total

Public Offering Price	$	$

Underwriting Discount	$	$

Proceeds to Teekay Tankers Ltd. (before expenses)	$	$

We have granted the underwriters an option to purchase up to 2,250,000 additional shares of our Class A common stock to cover any over-allotments.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares of Class A common stock on or about February     , 2012.

Joint Book-Running Managers

MORGAN STANLEY	CITIGROUP

Senior Co-Managers

CREDIT SUISSE	DEUTSCHE BANK SECURITIES

Junior Co-Managers

ABN AMRO	CREDIT AGRICOLE CIB	DNB MARKETS

February     , 2012

Prospectus Supplement

About This Prospectus Supplement	S-ii
Forward-Looking Statements	S-ii
Summary	S-1
Risk Factors	S-10
Use of Proceeds	S-12
Capitalization	S-13
Price Range of Class A Common Stock and Dividends	S-14
Material U.S. Federal Income Tax Considerations	S-15
Underwriting	S-21
Legal Matters	S-26
Experts	S-26
Where You Can Find More Information	S-27
Incorporation of Documents by Reference	S-27
Expenses	S-28

Prospectus

About This Prospectus	3
Forward-Looking Statements	3
Teekay Tankers Ltd.	4
Risk Factors	5
Use of Proceeds	8
Our Dividend Policy and Restrictions on Dividends	8
Description of Capital Stock	10
Material U.S. Federal Income Tax Considerations	15
Non-United States Tax Considerations	21
Plan Of Distribution	22
Service of Process and Enforcement of Civil Liabilities	24
Legal Matters	24
Experts	24
Where You Can Find More Information	24
Incorporation of Documents by Reference	25
Expenses	26

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of shares of our Class A common stock. The second part is the prospectus, which gives more general information, some of which may not apply to this offering. Generally, when we refer to the “prospectus,” we are referring to both parts combined. You should read both this prospectus supplement and the accompanying prospectus, together with the additional information described under the heading “Where You Can Find More Information” on page S-26. If information varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus or any “free writing prospectus” we may authorize to be delivered to you. We have not, and the underwriters have not, authorized anyone to provide you with different information. If anyone provides you with additional, different or inconsistent information, you should not rely on it. You should not assume that the information contained in this prospectus or any “free writing prospectus” we may authorize to be delivered to you, as well as the information we previously filed with the U.S. Securities and Exchange Commission (or SEC) that is incorporated by reference into this prospectus, is accurate as of any date other than its respective date. Our business, financial condition, results of operations and prospects may have changed since such dates.

We are offering to sell shares of our Class A common stock and are seeking offers to buy shares of our Class A common stock only in jurisdictions where offers and sales are permitted. The distribution of this prospectus and the offering of shares of our Class A common stock in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to this offering of shares of our Class A common stock and the distribution of this prospectus outside the United States. This prospectus does not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

FORWARD-LOOKING STATEMENTS

All statements, other than statements of historical fact, included in or incorporated by reference into this prospectus are forward-looking statements. In addition, we and our representatives may from time to time make other oral or written statements that are also forward-looking statements. Such statements include, in particular, statements about our plans, strategies, business prospects, changes and trends in our business, and the markets in which we operate. In some cases, you can identify the forward-looking statements by the use of words such as “may,” “will,” “could,” “should,” “would,” “expect,” “plan,” “anticipate,” “intend,” “forecast,” “believe,” “estimate,” “predict,” “propose,” “potential,” “continue” or the negative of these terms or other comparable terminology.

Forward-looking statements in this prospectus or incorporated by reference herein include, among others, statements about the following matters:

•	our ability to pay dividends on our common stock;

•	our future financial condition and results of operations and future revenues and expenses;

•	general market conditions and shipping market trends, including charter rates and factors affecting supply and demand;

•	future supply of, and demand for, oil;

•	future oil prices, production and refinery capacity;

S-ii

•	the effectiveness of our chartering strategy in capturing upside opportunities and reducing downside risk;

•	the sufficiency of working capital for short-term liquidity requirements;

•	expansion of our business and additions to our fleet, including the acquisition of vessels from Teekay Corporation or third parties;

•	the time it may take to construct and deliver newbuildings and the potential for newbuilding order cancellations;

•	planned capital expenditures and the ability to fund capital expenditures;

•	the need to establish reserves that would reduce dividends on our common stock;

•

economic conditions and volatility in the global financial markets, including disruptions in the global credit and stock markets and potential negative effects on our customers’ ability to charter our vessels and pay for our services;

•	the ability to leverage Teekay Corporation’s relationships and reputation in the shipping industry;

•	expected benefits of participation in vessel pooling arrangements;

•	the ability to enter into spot or fixed-rate time charters with customers;

•	the potential for early termination of short- and medium-term contracts and the inability to renew or replace short- and medium-term contracts;

•	the ability to maximize the use of vessels, including the redeployment or disposition of vessels no longer under time charters;

•	operating expenses, availability of crew and crewing costs, number of off-hire days, drydocking requirements and insurance costs;

•	the expected cost of, and our ability to comply with, governmental regulations and maritime self-regulatory organization standards applicable to our business;

•	the anticipated impact of future regulatory changes or environmental liabilities;

•	the anticipated taxation of our company and of distributions to our stockholders;

•	the future valuation of goodwill;

•	the expected lifespan of our vessels;

•	construction and delivery delays in the tanker industry generally;

•	customers’ increasing emphasis on environmental and safety concerns;

•	anticipated funds for liquidity needs and the sufficiency of cash flows;

•	our use of interest rate swaps to reduce interest rate exposure;

•	the expected effect of off-balance sheet arrangements;

•	expected compliance with financing agreements and the expected effect of restrictive covenants in such agreements;

•	the impact of any default in the repayment of the term loans we made to a shipowner during 2010;

•	our hedging activities relating to foreign exchange, interest rate and spot market risks;

•	the ability of counterparties to our derivative contracts to fulfill their contractual obligations; and

•	our business strategy and other plans and objectives for future operations.

S-iii

These and other forward-looking statements are subject to risks, uncertainties and assumptions, including those risks discussed in “Risk Factors” set forth in this prospectus and those risks discussed in other reports we file with the SEC and that are incorporated into this prospectus by reference, including, without limitation, our Annual Report on Form 20-F for the year ended December 31, 2010. The risks, uncertainties and assumptions involve known and unknown risks and are inherently subject to significant uncertainties and contingencies, many of which are beyond our control.

Forward-looking statements are made based upon management’s current plans, expectations, estimates, assumptions and beliefs concerning future events affecting us and, therefore, involve a number of risks and uncertainties, including those risks discussed in “Risk Factors” in this prospectus supplement and the accompanying prospectus and otherwise incorporated into this prospectus. We caution that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements.

We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict all of these factors. In addition, we cannot assess the effect of each such factor on our business or the extent to which any factor, or combination of factors, may cause actual results to be materially different from those contained in any forward-looking statement.

S-iv

SUMMARY

The following summary highlights selected information contained elsewhere in this prospectus and the documents incorporated by reference herein and does not contain all the information you will need in making your investment decision. You should carefully read this entire prospectus supplement and the accompanying prospectus, including the “Risk Factors” section, and the documents incorporated by reference herein. Unless otherwise specifically stated, the information presented in this prospectus supplement assumes that the underwriters have not exercised their over-allotment option.

Unless otherwise indicated, references in this prospectus to “Teekay Tankers Ltd.,” “we,” “us” and “our” and similar terms refer to Teekay Tankers Ltd. and/or one or more of its subsidiaries, except that those terms, when used in this prospectus in connection with the common stock described herein, shall mean specifically Teekay Tankers Ltd. References in this prospectus to “Teekay Corporation” refer to Teekay Corporation and/or any one or more of its subsidiaries. References to “our Manager” are to Teekay Tankers Management Services Ltd., a subsidiary of Teekay Corporation, which provides to us commercial, technical, administrative and strategic services.

Overview

Our primary business is to own oil tankers and we employ a chartering strategy that seeks to capture upside opportunities in the tanker spot market while using fixed-rate time charters to reduce downside risks. As of February 1, 2012, we owned nine Aframax-class crude oil tankers and six Suezmax-class oil tankers and time-chartered in two Aframax vessels from third parties. We were formed by Teekay Corporation (NYSE: TK) — a leading provider of marine services to the global oil and gas industries and the world’s largest operator of medium-sized oil tankers — to acquire from it a fleet of nine double-hull oil tankers in connection with our initial public offering in December 2007. Our growth strategy focuses on expanding our fleet through accretive acquisitions and seeking to tactically manage our mix of spot and time-charter contracts to maximize dividends on a per-share basis. Through the participation of some of our vessels in pooling arrangements (or pools) managed by certain subsidiaries of Teekay Corporation and in which certain of its tankers participate, we expect to benefit from Teekay Corporation’s reputation and the scope of Teekay Corporation’s operations in increasing our cash flow. We also expect to benefit from Teekay Corporation’s expertise, relationships and reputation in operating our fleet and pursuing growth opportunities. Teekay Corporation currently holds a majority of the voting power of our common stock.

We distribute to our stockholders on a quarterly basis all of our Cash Available for Distribution, subject to any reserves our board of directors may from time to time determine are required for the prudent conduct of our business. Cash Available for Distribution represents our net income (loss) plus depreciation and amortization, unrealized losses from derivatives, non-cash items and any write-offs or other non-recurring items less unrealized gains from derivatives and net income attributable to us for accounting purposes from vessels we acquire from Teekay Corporation in respect of periods before we acquire the vessels but while they and we are under common control with Teekay Corporation. We paid total dividends of $0.83 per share in respect of the four quarters ended September 30, 2011. Additionally, on February 7, 2012, we declared a dividend of $0.11 per share for the quarter ended December 31, 2011. Since inception and excluding our declared but unpaid dividend, we have paid dividends with respect to 16 consecutive fiscal quarters totaling $6.755 per share on a cumulative basis. Please read “Our Dividend Policy and Restrictions on Dividends” on page 6 of the accompanying prospectus.

Our Fleet

As of February 1, 2012, six of our Aframax tankers and three of our Suezmax tankers operated under fixed-rate, time-charter contracts with our customers, of which seven charter contracts are scheduled to expire in 2012, one is scheduled to expire in 2013 and one is scheduled to expire in 2014. As of February 1, 2012, our remaining three Aframax tankers and three Suezmax tankers participated in an Aframax pool and a Suezmax pool, respectively, each operated, in whole or in part, by a Teekay Corporation subsidiary and which included 33 and 18 total vessels, respectively. In addition, we have time-chartered in two Aframax vessels from third parties, which are trading in the Aframax pool.

The following table provides additional information about our fleet as of February 1, 2012.

Vessel	Capacity	Built	Employment	Daily Rate ($)		Expiration of Charter
	(dwt)(1)
Aframax Tankers:
Erik Spirit	115,500	2005	Pool
Helga Spirit	115,500	2005	Time charter	18,000		Aug. 2014
Matterhorn Spirit	114,800	2005	Time charter	21,375		Nov. 2012
Esther Spirit	115,400	2004	Time charter	18,200	(2)	Jul. 2012
Everest Spirit	115,000	2004	Time charter	17,000		Jun. 2012
Kanata Spirit	113,000	1999	Time charter	17,250		Jul. 2012
Kareela Spirit	113,100	1999	Pool
Kyeema Spirit	113,300	1999	Time charter	17,000		Nov. 2013
Nassau Spirit	107,100	1998	Pool
Sanko Brave(3)	106,000	2003	Pool
Stavanger Bell(3)	105,000	2010	Pool
Suezmax Tankers:
Kaveri Spirit	159,200	2004	Pool
Ashkini Spirit	165,200	2003	Pool
Iskmati Spirit	165,300	2003	Pool
Narmada Spirit	159,200	2003	Time charter	22,000	(2)	Dec. 2012
Ganges Spirit	159,500	2002	Time charter	30,500	(2)	May 2012
Yamuna Spirit	159,400	2002	Time charter	30,500	(2)	May 2012

Total capacity	2,201,500

(1)	Deadweight tonnes.
(2)	The time charter also includes a profit share component. For the Esther Spirit, the charter contract entitles us to 49 percent of the revenue the vessel would generate based on a spot market index average beyond a daily rate of $18,700 during the period from December 1 to March 20, annually. For the Narmada Spirit, the charter contract entitles us to 50 percent of the revenue the vessel generates above a floor rate based on the average monthly assessment of Baltic International Tanker Route TD5 Time-Charter Equivalent rate, with the amount of the payment calculated and paid monthly. For the Ganges Spirit and the Yamuna Spirit, the charter contracts entitle us to the first $3,000 per day plus 50 percent thereafter of revenue that the vessel generates in the Suezmax pool beyond the $30,500 daily rate, with the amount of the payment calculated and paid in the second quarter of each year.
(3)	The Sanko Brave is time-chartered in at a daily rate of $10,000 until March 2012, with extension options at escalating rates. The Stavanger Bell is time-charted in at a daily rate of $10,500 until April 2012, with extension options at escalating rates.

Business Strategies

Our primary business objective is to increase dividends per share by executing the following strategies:

—	Expand our Fleet Through Accretive Acquisitions. We intend to acquire additional oil tankers in a manner that will increase our dividends on a per-share basis. Since our initial public offering in December 2007, we have acquired six Suezmax tankers and two Aframax tankers from Teekay Corporation and sold two older tankers. We also anticipate further growing our fleet through acquisitions of tankers from third parties and additional tankers that Teekay Corporation may offer us from time to time. These acquisitions may include crude oil tankers and product tankers.

—	Tactically Manage our Mix of Spot and Charter Contracts. We employ a chartering strategy that seeks to capture upside opportunities in the spot market while using fixed-rate time charters to reduce downside risks. We believe that our Manager’s experience operating through cycles in the tanker spot market will assist us in employing this strategy and seeking to maximize our dividends on a per-share basis. Approximately 40 percent of our anticipated total operating days for 2012 are under fixed-rate time-charter contracts at an average time-charter-equivalent (or TCE) rate of approximately $20,400 per day. In addition, we have invested $115 million in loan secured by first-priority mortgages on two Very Large Crude Carriers (VLCCs) which provide us additional fixed-rate revenues.

—	Increase Cash Flow by Participating in Tanker Pools. Through the participation of a significant number of our vessels in tanker pools operated, in whole or in part, by Teekay Corporation subsidiaries, we believe we benefit from Teekay Corporation’s reputation and the scope of Teekay Corporation’s operations. We believe that the cash flow we derive over time from operating some of our vessels in these pools exceeds the amount we would otherwise derive by operating these vessels outside of the pools due to higher vessel utilization and daily revenues.

—	Provide Superior Customer Service by Maintaining High Reliability, Safety, Environmental and Quality Standards. We believe that energy companies seek transportation partners that have a reputation for high reliability, safety, environmental and quality standards. We seek to leverage Teekay Corporation’s operational expertise and customer base to further expand these relationships with consistent delivery of superior customer service through our Manager.

Our Competitive Strengths

We believe that we possess a number of competitive strengths that will allow us to capitalize on growth opportunities in the oil tanker market, including the following:

—	Our Manager has Extensive Experience in Fleet Expansion. Since 1998, Teekay Corporation, of which our Manager is a wholly owned subsidiary, has expanded its fleet of owned and in-chartered vessels from 50 to over 150. We believe that this fleet expansion experience, to which we have access through our Manager, will continue to prove valuable as we seek to expand our fleet and integrate new assets into our operations.

—	We have Access to Teekay Corporation’s Extensive Experience in and Knowledge of the Medium-Sized Oil Tanker Market. With over 35 years in the oil tanker business and with worldwide operations, Teekay Corporation has operated successfully through the inherent cyclicality in the spot market. We believe that our participation in the tanker pools operated, in whole or in part, by Teekay Corporation subsidiaries and our relationship with our Manager allow us to benefit from Teekay Corporation’s market knowledge and experience in obtaining competitive spot and time-charter rates and in managing our mix of spot and time-charter contracts to maximize our cash flow.

—	We Believe that our Relationship with Teekay Corporation, with its Prominence and Customer Relationships in the Shipping Industry, Significantly Enhances our Growth Opportunities. Teekay Corporation has developed an extensive network of long-standing relationships and a strong reputation in the shipping industry. We believe that our relationship with Teekay Corporation significantly enhances the growth of our business through acquisition opportunities (both from Teekay Corporation and third parties) and the pursuit of our chartering strategy.

—	We have Access to Teekay Corporation’s Expertise in Various Functions Critical to our Vessel Operations. Our Manager and the other Teekay Corporation subsidiaries that provide services to us have significant technical, financial and commercial capabilities relating to vessel operations and other business matters applicable to our operations. We believe that these services provide strict quality and cost controls to our business and effective safety monitoring of our vessels.

—	We have Financial Flexibility to Pursue Acquisitions and Other Strategic Transactions. We believe that our cash balances and availability under our revolving credit facility, in addition to our potential ability to obtain other bank financings and raise equity capital, provide us with financial flexibility to pursue acquisition opportunities and other transactions that benefit us. As of December 31, 2011, we had a cash balance of approximately $15.9 million and undrawn availability under our revolving credit facility of approximately $277.5 million, for total liquidity of approximately $293.4 million. In July 2010, we used our financial flexibility to make two three-year term loans totaling $115 million to a shipowner based in Asia, with the loans secured by first priority mortgages on two 2010-built VLCCs. The term loans earn an annual interest rate of 9.0 percent and include a repayment premium feature that provides us with a total yield of 10.0 percent per annum. We financed the loans using a portion of our undrawn revolving credit facility, which bears interest at a rate of London Interbank Offered Rate (or LIBOR) plus 0.60 percent, and subsequently fixed the rate on most of such borrowing at 1.60 percent (including the margin) through swap agreements. Our financial flexibility also permitted us to acquire eight tankers from Teekay Corporation since our initial public offering in 2007, which tankers were financed through a combination of working capital, borrowings under our existing revolving credit facility and issuances of shares of our Class A common stock.

Our Manager

Our Manager currently provides all of our staff, including our executive officers. Our board of directors has the authority to hire any staff for us as it deems necessary.

Our Manager manages our business pursuant to a long-term management agreement (or the Management Agreement), under which it provides to us commercial, technical, administrative and strategic services, other than commercial services provided by other Teekay Corporation subsidiaries that operate tanker pooling arrangements in which some of our vessels participate. Commercial services primarily involve vessel chartering; technical services primarily include vessel maintenance and crewing; administrative services primarily include accounting, legal and financial services; strategic services primarily include providing advice on acquisitions, strategic planning and general management of our business. We pay our Manager a market-based fee for these services that includes reimbursement of the reasonable direct or indirect expenses it incurs in providing us with these services.

In order to provide our Manager with an incentive to increase our Cash Available for Distribution, under certain circumstances our Manager is entitled to a performance fee in addition to the basic fee provided in the Management Agreement. If Gross Cash Available for Distribution for a given fiscal year exceeds $3.20 per share of our common stock (or the Incentive Threshold), our Manager generally will be entitled to payment of a performance fee equal to 20 percent of all Gross Cash Available for Distribution for such year in excess of the Incentive Threshold. Gross Cash Available for Distribution represents Cash Available for Distribution without giving effect to any deductions for performance fees and reduced by the amount of any reserves our board of directors may have taken during the applicable fiscal period that have not already reduced Cash Available for Distribution. Commencing January 1, 2008, we have maintained an internal account (or the Cumulative Dividend Account) that reflects, on an aggregate basis, the amount by which our dividends for a fiscal year are greater or less than $2.65 per share. The Cumulative Dividend Account is intended to ensure that our stockholders receive at least $2.65 per share in annualized dividends before any performance fee is paid. We paid our Manager a performance fee of $1.4 million for 2008, but no performance fee was or will be paid for 2009, 2010 or 2011.

Recent Developments

Tanker Market

Average crude tanker spot freight rates weakened during the second half of 2011. An oversupply of vessels relative to tanker demand was the main factor that weighed upon tanker rates. The oversupply was attributed to a relatively high number of new tanker deliveries scheduled for 2011, coupled with a slowdown in scrapping compared to 2010. Spot tanker rates showed some strengthening towards the end of 2011 and into early 2012 as a result of weather-related transit delays, the return of Libyan crude production and an increase in average voyage distances resulting from growth in Atlantic-sourced crude oil shipments to China. According to the average forecasts from the IEA, EIA and OPEC, global oil demand is expected to increase by 1.1 million barrels per day in 2012, which should lead to growth in tanker demand. However, with tanker supply growth expected to match demand growth for much of 2012, the current seasonal strength is expected to give way to spot tanker rate weakness and volatility similar to that experienced in 2011. These conditions are expected to persist through much of 2012 before an anticipated reduction in tanker supply growth begins to provide support for stronger rates in the latter part of the year.

Cash Dividend for Third and Fourth Quarters

On November 9, 2011, we declared a quarterly dividend of $0.15 per share for the third quarter of 2011, representing a total cash dividend of $9.3 million. This dividend was paid on November 28, 2011 to all stockholders of record as of November 21, 2011.

On February 7, 2012, we declared a quarterly dividend of $0.11 per share for the quarter ended December 31, 2011, representing a total cash dividend of $6.8 million, excluding dividend amounts payable on shares issued pursuant to this offering. This dividend is payable on February 28, 2012 to all stockholders of record as of February 21, 2012. Stockholders who purchase shares of our Class A common stock in this offering and remain stockholders as of the record date will be entitled to the dividend declared for the quarter ended December 31, 2011.

Charter Arrangements

During the three months ended September 30, 2011, we entered into two agreements to time-charter in two Aframax tankers from third parties and we traded these two Aframax tankers in the Aframax pool. One of the time-charter in contracts commenced on July 25, 2011 for a period of six months, and the second time-charter in contract commenced on August 14, 2011 for a period of four months. Both of the time-charter in contracts were at a fixed rate of $14,000 per day for their respective firm periods and included options to extend at escalating rates. During the quarter ended December 31, 2011, we renegotiated these time-charter in contracts to fixed rates of $10,000 and $10,500 per day, respectively, for initial three-month charter-in periods, which commenced on December 14, 2011 and January 24, 2012, respectively. Both contracts also include options, exercisable by us, to extend the charter period at escalating rates.

During the three months ended September 30, 2011, we entered into two time-charter out agreements, one for 36 months and one for 12 months, for two of our owned Aframax tankers that were previously trading in the Aframax pool. The time-charter out contracts, which commenced on July 15 and August 13, 2011, are at fixed rates of approximately $18,000 and $17,250 per day, respectively.

During the three months ended December 31, 2011, the fixed-rate time-charter out contracts for three of our Aframax tankers, with average fixed rates of approximately $26,000 per day, expired. We extended the current time-charter out contract for one of the three tankers for an additional two years at a rate of $17,000 per day. The remaining two tankers are currently participating in and are expected to continue to participate in the Aframax pool, unless new time-charter contracts are arranged. There is no assurance we will time-charter out these vessels.

Unaudited Preliminary Fourth Quarter 2011 Results

During the quarter ended September 30, 2011, our spot-trading Aframax tankers and spot-trading Suezmax tankers generated average TCE pool-adjusted rates of $10,704 per day and $8,582 per day, respectively. For the quarter ended December 31, 2011, we estimate that our spot-trading Aframax tankers and spot-trading Suezmax tankers generated average TCE pool-adjusted rates of approximately $8,500 per day and $13,000 per day, respectively.

We have not completed our financial statements for the quarter ended December 31, 2011. However, based on our internal accounting records for the quarter ended December 31, 2011, we believe that our total revenues were approximately $28.1 million and our income from operations was approximately $1.2 million, compared to total revenues of $29.7 million and loss from operations of $9.6 million for the quarter ended September 30, 2011. The decrease in our total revenues primarily relates to the reduction in average TCE rates and revenue days for our time-charter out fleet and the reduction in realized spot tanker rates (partially offset by an increase in the number of revenue days) for our spot-rate Aframax fleet during the quarter ended December 31, 2011, compared to the quarter ended September 30, 2011. The increase in our income from operations for the quarter ended December 31, 2011 primarily relates to a goodwill impairment charge that we recognized in the quarter ended September 30, 2011. Excluding the impact of the change in fair value of interest rate swaps and the goodwill impairment charge recognized in the quarter ended September 30, 2011, we expect earnings per share to decrease for the quarter ended December 31, 2011 as compared to the quarter ended September 30, 2011.

The foregoing results of operations for the quarter ended December 31, 2011 are preliminary and have not been audited or reviewed by our independent registered public accounting firm. Our reported results may differ from our unaudited preliminary results.

Gemini Pool

Teekay Corporation and certain third party vessel owners and operators are parties to a revenue sharing pool agreement (the Gemini Pooling Agreement) pursuant to which these pool participants have each agreed to procure to include in the pool certain qualifying Suezmax-class crude tankers of the pool participants and their respective affiliates, including us, that operate in the spot market or pursuant to time charters of less than one year. As of February 1, 2012, the Gemini Pool consisted of 18 tankers, including three of our vessels. On February 1, 2012, the current pool participants entered into a revised Gemini Pooling Agreement (which primarily provides for future increased daily fees and revised working capital contribution amounts) and the pool participants and Teekay Corporation also agreed to share ownership of Gemini Tankers LLC, the pool operator. Certain terms of the new agreement are described below.

Participation in and Management of the Gemini Pool. A participating Suezmax tanker will no longer participate in the Gemini Pool if it becomes subject to a time charter with a term exceeding one year, unless otherwise agreed by all pool participants. In addition, vessels will no longer participate in the pool if they suffer an actual or constructive total loss or if they are sold to or become controlled by a person who is not an affiliate of a party to the Gemini Pooling Agreement.

Gemini Tankers commercially manages the Gemini Pool by providing chartering and marketing services for all participating vessels. Vessel owners remain responsible for the technical management of their vessels in the Gemini Pool, and a Teekay Corporation subsidiary provides these technical services with respect our vessels pursuant to a long-term management agreement.

Allocation of Gemini Pool Earnings. The Gemini Pool provides a revenue sharing mechanism whereby aggregate revenues and related expenses of the pool are distributed to pool participants based on an allocation formula. Revenues generated by vessels participating in the Gemini Pool less voyage expenses (such as fuel and port charges) incurred by these vessels and other applicable expenses are pooled and allocated primarily according to the number of days the respective vessels are in the pool.

Commercial Management Fee and Working Capital Payments. Gemini Tankers provides commercial services to pool participants and otherwise administers the pool in exchange for a fee currently equal to $275 per vessel per day (which will increase to $325 per vessel per day commencing July 1, 2012) plus 1.25% of the gross revenues attributable to the participant’s vessels. Vessel owners advance to Gemini Tankers for working capital purposes upon delivery of a vessel to the Gemini Pool an amount equal to $2.0 million less the then market value of the bunker fuel on board the vessel upon delivery, and may be required to advance additional working capital funds from time to time. Working capital advances will be returned when a vessel no longer participates in the pool, less any set-offs for outstanding liabilities or contingencies and taking into account the market value of bunker fuel on board the vessel upon withdraw.

Term and Termination. There is no specific expiration date for the Gemini Pooling Agreement. However, the pool may be wound up upon unanimous agreement of all participants or upon at least 90 days advance notice by Gemini Tankers. A pool participant may withdraw from the Gemini Pool upon at least 30 days’ notice and shall cease to participate in the pool if, among other things, it materially breaches the Gemini Pooling Agreement and fails to resolve the breach within a specified cure period or experiences certain bankruptcy events.

Corporate Information

We are incorporated under the laws of the Republic of The Marshall Islands as Teekay Tankers Ltd. Our principal executive offices are located at 4th Floor, Belvedere Building, 69 Pitts Bay Road, Hamilton HM 08, Bermuda, and our phone number is (441) 298-2530. Our principal operating office is located at Suite 2000, Bentall 5, 550 Burrard Street, Vancouver, British Columbia, Canada, V6C 2K2, and our telephone number at such address is (604) 683-3529. Our website address is www.teekaytankers.com. The information contained in our website is not part of this prospectus.

The Offering

Issuer	Teekay Tankers Ltd.

Class A Common stock offered	15,000,000 shares.

17,250,000 shares if the underwriters exercise their over-allotment option in full.

Shares outstanding immediately after this Offering	64,376,744 shares of Class A common stock (66,626,744 shares if the underwriters exercise their over-allotment option in full) and 12,500,000 shares of Class B common stock.

Use of proceeds	We will use the net proceeds from this offering to repay a portion of our outstanding debt under our revolving credit facility. Please read “Use of Proceeds” on page S-11 of this prospectus supplement.

Cash dividends	We paid a cash dividend of $0.15 per share of common stock for the quarter ended September 30, 2011, and have paid total dividends of $0.83 per share in respect of the four quarters ended September 30, 2011. On February 7, 2012, we declared a quarterly dividend of $0.11 per share for the quarter ended December 31, 2011, representing a total cash dividend of $6.8 million, excluding dividend amounts payable on shares issued pursuant to this offering. This dividend is payable on February 28, 2012 to all stockholders of record as of February 21, 2012. Stockholders who purchase shares of our Class A common stock in this offering and remain stockholders as of the record date will be entitled to the dividend declared for the quarter ended December 31, 2011.

We pay a variable cash dividend each quarter on our Class A and Class B common stock of all our Cash Available for Distribution, subject to any reserves our board of directors may from time to time determine are required for the prudent conduct of our business. There is no guarantee that we will pay any dividends on our shares of common stock in any quarter. For additional information, please read “Our Dividend Policy and Restrictions on Dividends” beginning on page 6 of the accompanying prospectus.

Performance fee	If Gross Cash Available for Distribution for a given fiscal year exceeds the Incentive Threshold, our Manager, Teekay Tankers Management Services Ltd., under certain circumstances is entitled to payment of a performance fee under the Management Agreement equal to 20 percent of all Gross Cash Available for Distribution for such year in excess of the Incentive Threshold. The performance fee is in addition to the basic fee provided in the Management Agreement. Although the performance fee is payable on an annual basis, we accrue any amounts expected to be payable in respect of the performance fee on a quarterly basis. Accordingly, dividends to our stockholders in any quarter may be reduced due to the performance fee. For additional information, please read “Our Dividend Policy and Restrictions on Dividends” beginning on page 6 of the accompanying prospectus.

Class B common stock	Teekay Corporation owns indirectly all of our outstanding shares of Class B common stock, in addition to shares of our Class A common stock. The principal difference between our Class A common stock and our Class B common stock is that each share of Class B common stock entitles the holder thereof to five votes on matters presented to our stockholders, while each share of Class A common stock entitles the holder thereof to only one vote on such matters. However, the voting power of the Class B common stock is limited such that the aggregate voting power of all shares of outstanding Class B common stock can at no time exceed 49 percent of the voting power of our outstanding Class A common stock and Class B common stock, voting together as a single class. The holder of shares of Class B common stock may elect at any time to have such shares converted into shares of Class A common stock on a one-for-one basis. Please read “Description of Capital Stock” on page 8 of the accompanying prospectus for a description of other events triggering a conversion of shares of Class B common stock into shares of Class A common stock.

Conflict of interest	We intend to use the net proceeds of this offering to repay indebtedness owed by us to affiliates of certain of the underwriters that are lenders under our revolving credit facility. Please read “Use of Proceeds.” Because this offering is being made in compliance with the requirements of Rule 5121 of the Financial Industry Regulatory Authority, Inc. (or FINRA), a qualified independent underwriter is not required.

Tax considerations	We believe that under current U.S. federal income tax law, some portion of the distributions you receive from us will constitute dividends, and if you are an individual citizen or resident of the United States or a U.S. estate or trust and meet certain holding period requirements, such dividends are expected to be taxable as “qualified dividend income” subject to a maximum 15 percent U.S. federal income tax rate (currently through December 31, 2012). The remaining portions of the distributions will be treated first as a non-taxable return of capital to the extent of your tax basis in your Class A common stock and, thereafter, as capital gain. Please read “Material U.S. Federal Income Tax Considerations” beginning on page S-14 of this prospectus supplement.

NYSE listing	Our Class A common stock is listed on the New York Stock Exchange under the symbol “TNK.”

RISK FACTORS

Before investing in our shares of Class A common stock, you should carefully consider all of the information included or incorporated by reference into this prospectus. When evaluating an investment in our shares of Class A common stock, you should carefully consider those risks discussed under the caption “Risk Factors” beginning on page 3 of the accompanying prospectus, as well as the discussion of risk factors beginning on page 8 of our Annual Report on Form 20-F for the year ended December 31, 2010, which is incorporated by reference into this prospectus. If any of these risks were to occur, our business, financial condition, operating results or cash flows could be materially adversely affected. In that case, our ability to pay dividends on shares of our Class A common stock may be reduced, the trading price of our common stock could decline, and you could lose all or part of your investment. In addition, we are subject to the following risks and uncertainties:

Any default in the repayment of the loans we made to a shipowner in 2010, or our foreclosing on the underlying vessels and operating the vessels during a period of low spot-charter rates, could harm our operating results and financial position.

In July 2010, we made two three-year term loans totaling $115 million to a shipowner based in Asia, with the loans secured by first priority mortgages on two 2010-built VLCCs, which we believe currently trade in the spot market. The term loans earn an annual interest rate of 9.0 percent and include a repayment premium feature that provides us with a total yield of 10.0 percent per annum. Any failure by the shipowner to make interest or principal payments could harm our operating results and financial position. In addition, if, as a result of a default on the loans, we were to acquire the VLCCs upon foreclosure and operated them in a period of low spot-charter rates, our operating results and financial position could be harmed.

U.S. tax authorities could treat us as a “passive foreign investment company,” which could have adverse U.S. federal income tax consequences to U.S. holders.

A non-U.S. entity taxed as a corporation for U.S. federal income tax purposes will be treated as a “passive foreign investment company” (or PFIC) for U.S. federal income tax purposes if at least 75.0 percent of its gross income for any taxable year consists of certain types of “passive income,” or at least 50.0 percent of the average value of the entity’s assets produce or are held for the production of those types of “passive income.” For purposes of these tests, “passive income” includes dividends, interest, and gains from the sale or exchange of investment property and rents and royalties, other than rents and royalties that are received from unrelated parties in connection with the active conduct of a trade or business. By contrast, income derived from the performance of services does not constitute “passive income.”

There are legal uncertainties involved in determining whether the income derived from our time-chartering activities constitutes rental income or income derived from the performance of services, including the decision in Tidewater Inc. v. United States, 565 F.3d 299 (5th Cir. 2009), which held that income derived from certain time-chartering activities should be treated as rental income rather than services income for purposes of a foreign sales corporation provision of the U.S. Internal Revenue Code of 1986, as amended (or the Code). However, the Internal Revenue Service (or IRS) stated in an Action on Decision (AOD 2010-01) that it disagrees with, and will not acquiesce to, the way that the rental versus services framework was applied to the facts in the Tidewater decision, and in its discussion stated that the time charters at issue in Tidewater would be treated as producing services income for PFIC purposes. The IRS’s statement with respect to Tidewater cannot be relied upon or otherwise cited as precedent by taxpayers. Consequently, in the absence of any binding legal authority specifically relating to the statutory provisions governing PFICs, there can be no assurance that the IRS or a court would not follow the Tidewater decision in interpreting the PFIC provisions of the Code. Nevertheless, based on our current assets and operations, we intend to take the position that we are not now and have never been a PFIC, and our counsel, Perkins Coie LLP, is of the opinion that it is more likely than not we are not a PFIC based on representations we have made to them regarding the composition of our assets, the source of our income and the nature of our activities and other operations following this offering. No assurance can be given, however, that the opinion of Perkins Coie LLP would be sustained by a court if contested by the IRS, or that we would not constitute a PFIC for any future taxable year if there were to be changes in our assets, income or operations.

If the IRS were to determine that we are or have been a PFIC for any taxable year, U.S. holders of our common stock will face adverse U.S. federal income tax consequences. Under the PFIC rules, unless those U.S. holders timely make certain elections available under the Code, such holders would be liable to pay tax at ordinary income tax rates plus interest upon certain distributions and upon any gain from the disposition of our common stock, as if such distribution or gain had been recognized ratably over the U.S. holder’s holding period. Please read “Material U.S. Federal Income Tax Considerations — United States Federal Income Taxation of U.S. Holders — Consequences of Possible PFIC Classification” beginning on page S-[    ] of this prospectus supplement.

The preferential tax rates applicable to qualified dividend income are temporary, and the absence of legislation extending the term would cause our dividends to be taxed at ordinary graduated tax rates.

Certain of our distributions may be treated as qualified dividend income eligible for preferential rates of U.S. federal income tax to U.S. individual stockholders (and certain other U.S. stockholders). In the absence of legislation extending the term for these preferential tax rates or providing for some other treatment, all dividends received by such U.S. taxpayers in taxable years beginning after December 31, 2012 will be taxed at ordinary graduated tax rates. Please read “Material U.S. Federal Income Tax Considerations — United States Federal Income Taxation of U.S. Holders — Distributions” on page S-[    ] of this prospectus supplement.

We may be subject to taxes, which reduces our Cash Available for Distribution.

We or some of our subsidiaries may be subject to tax in the jurisdictions in which we or our subsidiaries are organized or operate, reducing the amount of our Cash Available for Distribution. In computing our tax obligation in these jurisdictions, we are required to take various tax accounting and reporting positions on matters that are not entirely free from doubt and for which we have not received rulings from the governing authorities. We cannot assure you that upon review of these positions the applicable authorities will agree with our positions. A successful challenge by a tax authority could result in additional tax imposed on us or our subsidiaries in jurisdictions in which operations are conducted. For example, if Teekay Tankers Ltd. was not able to meet the criteria specified by Section 883 of the U.S. Internal Revenue Code, our U.S. source income may become subject to taxation. Please read Item 4.E — “Information on the Company, Taxation of the Company” beginning on page 28 of our Annual Report on Form 20-F for the year ended December 31, 2010.

USE OF PROCEEDS

We expect to receive net proceeds of approximately $67.8 million from the sale of 15,000,000 shares of our Class A common stock, after deducting underwriting discounts and estimated expenses payable by us. We base this amount on an assumed public offering price of $4.74 per share, the last reported sale price of our Class A common stock on the New York Stock Exchange on February 6, 2012. Based on the same assumed public offering price, we expect to receive net proceeds of approximately $78.0 million if the underwriters exercise in full their over-allotment option to purchase additional shares.

We intend to use the net proceeds from this offering to repay a portion of our outstanding debt under our revolving credit facility, which has a fluctuating interest rate based on the LIBOR plus 0.60 percent and which matures in November 2017. We borrow under this facility from time to time primarily for working capital and general corporate purposes. We anticipate being able to redraw on the credit facility in the future to fund acquisitions and for general corporate purposes.

CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2011 on (a) an actual basis and (b) an as-adjusted basis to give effect as of such date to this offering and the application of the net proceeds therefrom as described under “Use of Proceeds.”

The historical data in the table is derived from and should be read in conjunction with our consolidated financial statements, including accompanying notes, and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which are incorporated by reference herein from our Report on Form 6-K for the quarterly period ended September 30, 2011.

	As of September 30, 2011
	Actual	As Adjusted(1)
	(in thousands)
Total cash and cash equivalents	$14,104	$14,104

Long-term debt, including current portion:	$349,350	$281,574
Stockholders’ equity:
Common stock and additional paid-in capital	588,441	656,197
Accumulated deficit	(89,323)	(89,323)

Total stockholders’ equity	499,118	566,874

Total capitalization	$848,468	$848,468

(1)	Estimated net offering proceeds used to calculate the “As Adjusted” amounts are based on the issuance in this offering of 15,000,000 shares of our Class A common stock at an assumed public offering price of $4.74 per share, the last reported sales price of our Class A common stock on the New York Stock Exchange on February 6, 2012. If the underwriters exercise in full their over-allotment option to purchase up to 2,250,000 additional shares, we intend to use the resulting approximately $10.2 million of additional net proceeds to repay a portion of our outstanding debt under our revolving credit facility. Does not give effect to the payment made on November 28, 2011 of a dividend of $0.15 per share, or $9.3 million, in respect of the third quarter of 2011.

PRICE RANGE OF CLASS A COMMON STOCK AND DIVIDENDS

The authorized capital stock of Teekay Tankers Ltd. as of the date of this prospectus is 200,000,000 shares of Class A common stock, 100,000,000 shares of Class B common stock and 100,000,000 shares of preferred stock, each with a par value of $0.01 per share. The shares of Class A common stock entitle the holder to one vote per share, while the shares of Class B common stock entitle the holder to five votes per share, subject to a 49 percent aggregate Class B common stock voting power maximum. As of the date of this prospectus (and excluding shares offered hereby), we have 49,376,744 shares of Class A common stock, 12,500,000 shares of Class B common stock and no shares of preferred stock issued and outstanding. Shares of our Class A common stock were first offered on the New York Stock Exchange on December 12, 2007 at an initial price of $19.50 per share. Our Class A common stock is traded on the New York Stock Exchange under the symbol “TNK.”

The following table sets forth, for the periods indicated, the high and low sales prices for shares of our Class A common stock as reported on the New York Stock Exchange, and quarterly cash distributions declared per share. The closing sale price of our Class A common stock on the New York Stock Exchange on February 6, 2012 was $4.74 per share.

	Price ranges		Quarterly cash dividend per share(1)
	High	Low
Years Ended
December 31, 2011	$12.99	$3.36
December 31, 2010	13.96	8.50
December 31, 2009	14.55	7.59
December 31, 2008	26.14	4.82
Quarters Ended
March 31, 2012(2)	$ 4.85	$ 3.61
December 31, 2011(3)	5.22	3.36	$0.11
September 30, 2011	9.45	4.59	0.15
June 30, 2011	10.85	8.42	0.21
March 31, 2011	12.99	9.22	0.25
December 31, 2010	12.75	11.77	0.22
September 30, 2010	13.96	10.57	0.31
June 30, 2010	13.24	9.87	0.34
March 31, 2010	12.57	8.50	0.37
Months Ended
February 29, 2012(2)	$ 4.75	$ 4.41
January 31, 2012	4.85	3.61
December 31, 2011	3.96	3.36
November 30, 2011	5.01	3.59
October 31, 2011	5.22	3.48
September 30, 2011	6.59	4.59
August 31, 2011	8.50	5.87

(1)	Dividends are shown for the quarter with respect to which they were declared.
(2)	Period ending February 6, 2012.
(3)	Dividend is payable on February 28, 2012 to all shareholders of record as of February 21, 2012.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of the material U.S. federal income tax considerations that may be relevant to prospective stockholders and, unless otherwise noted in the following discussion, is the opinion of Perkins Coie LLP, our U.S. counsel, insofar as it relates to matters of U.S. federal income tax law and legal conclusions with respect to those matters. The opinion of our counsel is dependent on the accuracy of representations made by us to them, including descriptions of our operations contained herein.

This discussion is based upon provisions of the Internal Revenue Code of 1986, as amended (or the Code), legislative history, existing final and temporary regulations thereunder (or Treasury Regulations), and current administrative rulings and court decisions, all as in effect on the date of this prospectus supplement, and which are subject to change, possibly with retroactive effect, or are subject to different interpretations. Changes in these authorities may cause the tax consequences to vary substantially from the consequences described below. Unless the context otherwise requires, references in this section to “we,” “our” or “us” are references to Teekay Tankers Ltd.

This discussion is limited to stockholders who hold their common stock as “capital assets” for tax purposes. This discussion does not address all tax considerations that may be important to a particular stockholder in light of the stockholder’s circumstances, or to certain categories of stockholders that may be subject to special tax rules, such as:

•	dealers in securities or currencies,

•	traders in securities that have elected the mark-to-market method of accounting for their securities,

•	persons whose functional currency is not the U.S. dollar,

•	persons holding our common stock as part of a hedge, straddle, conversion or other “synthetic security” or integrated transaction,

•	certain U.S. expatriates,

•	financial institutions,

•	insurance companies,

•	persons subject to the alternative minimum tax,

•	persons that actually or under applicable constructive ownership rules own 10 percent or more of our common stock, and

•	entities that are tax-exempt for U.S. federal income tax purposes.

If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. If you are a partner in a partnership holding our common stock, you should consult your own tax advisor about the U.S. federal income tax consequences of owning and disposing of the common stock.

No ruling has been or will be requested from the IRS regarding any matter affecting us or our stockholders. Instead, we will rely on the opinion of Perkins Coie LLP. Unlike a ruling, an opinion of counsel represents only that counsel’s legal judgment and does not bind the IRS or the courts. Accordingly, the opinions and statements made herein may not be sustained by a court if contested by the IRS.

This discussion does not address any U.S. estate tax considerations or tax considerations arising under the laws of any state, local or non-U.S. jurisdiction. Each stockholder is urged to consult its own tax advisor regarding the U.S. federal, state, local and other tax consequences of the ownership or disposition of our common stock.

United States Federal Income Taxation of U.S. Holders

As used herein, the term U.S. Holder means a beneficial owner of our common stock that is a U.S. citizen or U.S. resident alien, a corporation or other entity taxable as a corporation for U.S. federal income tax purposes, that was created or organized in or under the laws of the United States, any state thereof or the District of Columbia, an estate whose income is subject to U.S. federal income taxation regardless of its source, or a trust that either is subject to the supervision of a court within the United States and has one or more U.S. persons with authority to control all of its substantial decisions or has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a United States person.

Distributions

Subject to the discussion of passive foreign investment companies (or PFICs) below, any distributions made by us with respect to our common stock to a U.S. Holder generally will constitute dividends, which may be taxable as ordinary income or “qualified dividend income” as described in more detail below, to the extent of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our earnings and profits will be treated first as a nontaxable return of capital to the extent of the U.S. Holder’s tax basis in its common stock and thereafter as capital gain. U.S. Holders that are corporations for U.S. federal income tax purposes generally will not be entitled to claim a dividends received deduction with respect to any distributions they receive from us. Dividends paid with respect to our common stock generally will be treated as “passive category income” or, in the case of certain types of U.S. Holders, “general category income” for purposes of computing allowable foreign tax credits for U.S. federal income tax purposes.

Dividends paid on our common stock to a U.S. Holder who is an individual, trust or estate (or a U.S. Individual Holder) will be treated as “qualified dividend income” that currently is taxable to such U.S. Individual Holder at preferential capital gain tax rates provided that: (i) our common stock is readily tradable on an established securities market in the United States (such as the New York Stock Exchange, on which our common stock is traded); (ii) we are not a PFIC for the taxable year during which the dividend is paid or the immediately preceding taxable year (we intend to take the position that we are not now and have never been a PFIC, as discussed below); (iii) the U.S. Individual Holder has owned the common stock for more than 60 days in the 121-day period beginning 60 days before the date on which the common stock becomes ex-dividend; (iv) the U.S. Individual Holder is not under an obligation to make related payments with respect to positions in substantially similar or related property; and (v) certain other conditions are met. There is no assurance that any dividends paid on our common stock will be eligible for these preferential rates in the hands of a U.S. Individual Holder. Any dividends paid on our common stock not eligible for these preferential rates will be taxed at ordinary graduated tax rates. In the absence of legislation extending the term of the preferential tax rates for qualified dividend income, all dividends received by a taxpayer in taxable years beginning after December 31, 2012 will be taxed at ordinary graduated tax rates.

Special rules may apply to any “extraordinary dividend” paid by us. An extraordinary dividend is, generally, a dividend with respect to a share of stock if the amount of the dividend is equal to or in excess of 10.0 percent of a stockholder’s adjusted basis (or fair market value in certain circumstances) in such stock. If we pay an “extraordinary dividend” on our common stock that is treated as “qualified dividend income,” then any loss derived by a U.S. Individual Holder from the sale or exchange of such common stock will be treated as long-term capital loss to the extent of such dividend.

Certain U.S. Holders who are individuals, estates or trusts will be subject to a 3.8 percent tax on, among other things, dividends for taxable years beginning after December 31, 2012. U.S. Holders should consult their tax advisors regarding the effect, if any, of this tax on their ownership of our common stock.

Sale, Exchange or Other Disposition of Common Stock

Assuming we do not constitute a PFIC for any taxable year, a U.S. Holder generally will recognize taxable gain or loss upon a sale, exchange or other disposition of our common stock in an amount equal to the difference between the amount realized by the U.S. Holder from such sale, exchange or other disposition and the U.S. Holder’s tax basis in such stock. Subject to the discussion of extraordinary dividends above, such gain or loss will be treated as long-term capital gain or loss if the U.S. Holder’s holding period is greater than one year at the time of the sale, exchange or other disposition, and subject to preferential capital gain tax rates. Such capital gain or loss generally will be treated as U.S.-source gain or loss, as applicable, for U.S. foreign tax credit purposes. A U.S. Holder’s ability to deduct capital losses is subject to certain limitations.

Certain U.S. Holders who are individuals, estates or trusts will be subject to a 3.8 percent tax on, among other things, capital gains from the sale or other disposition of stock for taxable years beginning after December 31, 2012. U.S. Holders should consult their tax advisors regarding the effect, if any, of this tax on their disposition of our common stock.

Consequences of Possible PFIC Classification

A non-U.S. entity treated as a corporation for U.S. federal income tax purposes will be a PFIC in any taxable year in which, after taking into account the income and assets of the corporation and certain subsidiaries pursuant to a “look through” rule, either: (i) at least 75.0 percent of its gross income is “passive” income; or (ii) at least 50.0 percent of the average value of its assets is attributable to assets that produce passive income or are held for the production of passive income. For purposes of these tests, “passive income” includes dividends, interest, and gains from the sale or exchange of investment property and rents and royalties, other than rents and royalties that are received from unrelated parties in connection with the active conduct of a trade or business. For purposes of these tests, income derived from the performance of services does not constitute “passive income.”

There are legal uncertainties involved in determining whether the income derived from our time-chartering activities constitutes rental income or income derived from the performance of services, including the decision in Tidewater Inc. v. United States, 565 F.3d 299 (5th Cir. 2009), which held that income derived from certain time-chartering activities should be treated as rental income rather than services income for purposes of a foreign sales corporation provision of the Code. However, the IRS stated in an Action on Decision (AOD 2010-01) that it disagrees with, and will not acquiesce to, the way that the rental versus services framework was applied to the facts in the Tidewater decision, and in its discussion stated that the time charters at issue in Tidewater would be treated as producing services income for PFIC purposes. The IRS’s statement with respect to Tidewater cannot be relied upon or otherwise cited as precedent by taxpayers. Consequently, in the absence of any binding legal authority specifically relating to the statutory provisions governing PFICs, there can be no assurance that the IRS or a court would not follow the Tidewater decision in interpreting the PFIC provisions of the Code. Nevertheless, based on our current assets and operations, we intend to take the position that we are not now and have never been a PFIC, and our counsel, Perkins Coie LLP, is of the opinion that it is more likely than not that we are not a PFIC based on applicable law, including the Code, legislative history, Treasury Regulations, administrative rulings and court decisions, and representations we have made to them regarding the composition of our assets, the source of our income and the nature of our activities and other operations following this offering, including:

•	the income derived from our participation in pooling arrangements and from our other time and voyage charters will be greater than 25.0 percent of our total gross income at all relevant times; and

•	the gross value of our vessels participating in pooling arrangements and servicing our other time and voyage charters will exceed the gross value of all other assets we own at all relevant times.

An opinion of counsel represents only that counsel’s best legal judgment and does not bind the IRS or the courts. Accordingly, the opinion of Perkins Coie LLP may not be sustained by a court if contested by the IRS. Further, no assurance can be given that we would not constitute a PFIC for any future taxable year if there were to be changes in our assets, income or operations.

Current law provides that dividends received by a U.S. Individual Holder from a qualified foreign corporation are subject to U.S. federal income tax at preferential rates through 2012. However, if we are classified as a PFIC for a taxable year in which we pay a dividend or the immediately preceding taxable year, we would not be considered a qualified foreign corporation, and a U.S. Individual Holder receiving such dividends would not be eligible for the reduced rate of U.S. federal income tax.

Taxation of U.S. Holders Making a Timely QEF Election. If a U.S. Holder makes a timely QEF election (an Electing Holder), the Electing Holder must report each taxable year for U.S. federal income tax purposes the Electing Holder’s pro rata share of our ordinary earnings and net capital gain, if any, for our taxable year that ends with or within the Electing Holder’s taxable year, regardless of whether or not the Electing Holder received distributions from us in that year. Such pro rata share would not exceed the income allocable to dividends on our common stock, although ordinary earnings could be allocated to a shareholder in the taxable year before the dividend is paid. Such income inclusions would not be eligible for the preferential tax rates applicable to “qualified dividend income.” The Electing Holder’s adjusted tax basis in the common stock will be increased to reflect taxed but undistributed earnings and profits. Distributions of earnings and profits that were previously taxed will result in a corresponding reduction in the Electing Holder’s adjusted tax basis in common stock and will not be taxed again once distributed. An Electing Holder generally will recognize capital gain or loss on the sale, exchange or other disposition of our common stock. A U.S. Holder makes a QEF election with respect to any year that we are a PFIC by filing IRS Form 8621 with the holder’s timely filed U.S. federal income tax return (including extensions).

If a U.S. Holder has not made a timely QEF election with respect to the first year in the holder’s holding period of our common stock during which we qualified as a PFIC, the holder may be treated as having made a timely QEF election by filing a QEF election with the holder’s timely filed U.S. federal income tax return (including extensions) and, under the rules of Section 1291 of the Code, a “deemed sale election” to include in income as an “excess distribution” (described below) the amount of any gain that the holder would otherwise recognize if the holder sold the holder’s common stock on the “qualification date.” The qualification date is the first day of our taxable year in which we qualified as a “qualified electing fund” with respect to such U.S. Holder. In addition to the above rules, under very limited circumstances, a U.S. Holder may make a retroactive QEF election if the holder failed to file the QEF election documents in a timely manner. If a U.S. Holder makes a timely QEF election for one of our taxable years, but did not make such election with respect to the first year in the holder’s holding period of our common stock during which we qualified as a PFIC and the holder did not make the deemed sale election described above, the holder also will be subject to the more adverse rules described below.

A U.S. Holder’s QEF election will not be effective unless we annually provide the holder with certain information concerning our income and gain, calculated in accordance with the Code, to be included with the holder’s U.S. federal income tax return. We have not provided our U.S. Holders with such information in prior taxable years and do not intend to provide such information in the current taxable year. Accordingly, you will not be able to make an effective QEF election at this time. If, contrary to our expectations, we determine that we are or will be a PFIC for any taxable year, we will provide U.S. Holders with the information necessary to make an effective QEF election with respect to our common stock.

Taxation of U.S. Holders Making a “Mark-to-Market” Election. If we were to be treated as a PFIC for any taxable year and, as we anticipate, our stock were treated as “marketable stock,” then, as an alternative to making a QEF election, a U.S. Holder would be allowed to make a “mark-to-market” election with respect to our common stock, provided the U.S. Holder completes and files IRS Form 8621 in accordance with the relevant instructions and related Treasury Regulations. If that election is made for the first year a U.S. Holder holds or is deemed to hold our common stock and for which we are a PFIC, the U.S. Holder generally would include as ordinary income in each taxable year that we are a PFIC the excess, if any, of the fair market value of the U.S. Holder’s common stock at the end of the taxable year over the holder’s adjusted tax basis in the common stock. The U.S. Holder also would be permitted an ordinary loss in respect of the excess, if any, of the U.S. Holder’s adjusted tax basis in the common stock over the fair market value thereof at the end of the taxable year that we are a PFIC, but only to the extent of the net amount previously included in income as a result of the mark-to-market election. A U.S. Holder’s tax basis in the holder’s common stock would be adjusted to reflect any such income or loss recognized. Gain recognized on the sale, exchange or other disposition of our common stock in taxable years that we are a PFIC would be treated as ordinary income, and any loss recognized on the sale, exchange or other disposition of the common stock in taxable years that we are a PFIC would be treated as ordinary loss to the extent that such loss does not exceed the net mark-to-market gains previously included in income by the U.S. Holder. Because the mark-to-market election only applies to marketable stock, however, it would not apply to a U.S. Holder’s indirect interest in any of our subsidiaries that were also determined to be PFICs.

If a U.S. Holder makes a mark-to-market election for one of our taxable years and we were a PFIC for a prior taxable year during which such holder held our common stock and for which (i) we were not a QEF with respect to such holder and (ii) such holder did not make a timely mark-to-market election, such holder would also be subject to the more adverse rules described below in the first taxable year for which the mark-to-market election is in effect and also to the extent the fair market value of the U.S. Holder’s common stock exceeds the holder’s adjusted tax basis in the common stock at the end of the first taxable year for which the mark-to-market election is in effect.

Taxation of U.S. Holders Not Making a Timely QEF or Mark-to-Market Election. If we were to be treated as a PFIC for any taxable year, a U.S. Holder who does not make either a QEF election or a “mark-to-market” election for that year (a Non-Electing Holder) would be subject to special rules resulting in increased tax liability with respect to (1) any “excess distribution” (i.e., the portion of any distributions received by the Non-Electing Holder on our common stock in a taxable year in excess of 125.0 percent of the average annual distributions received by the Non-Electing Holder in the three preceding taxable years, or, if shorter, the Non-Electing Holder’s holding period for the common stock), and (2) any gain realized on the sale, exchange or other disposition of the stock. Under these special rules:

•	the excess distribution or gain would be allocated ratably over the Non-Electing Holder’s aggregate holding period for the common stock;

•

the amount allocated to the current taxable year and any taxable year prior to the taxable year we were first treated as a PFIC with respect to the Non-Electing Holder would be taxed as ordinary income in the current taxable year;

•	the amount allocated to each of the other taxable years would be subject to U.S. federal income tax at the highest rate of tax in effect for the applicable class of taxpayers for that year; and

•	an interest charge for the deemed deferral benefit would be imposed with respect to the resulting tax attributable to each such other taxable year.

If we were treated as a PFIC for any taxable year and a Non-Electing Holder who is an individual dies while owning our common stock, such holder’s successor generally would not receive a step-up in tax basis with respect to such stock. In addition, if we were treated as a PFIC for any taxable year after 2010, a U.S. Holder would be required to file an annual report with the IRS for that year with respect to the U.S. holder’s common stock.

U.S. Holders are urged to consult their own tax advisors regarding the applicability, availability and advisability of, and procedure for, making QEF, Mark-to-Market Elections and other available elections with respect to us, and the U.S. federal income tax consequences of making such elections.

U.S. Return Disclosure Requirements for U.S. Individual Holders

Under recently adopted legislation, U.S. Individual Holders who hold certain specified foreign assets with values in excess of certain dollar thresholds are required to report such assets on IRS Form 8938 with their U.S. federal income tax return subject to certain exceptions (including an exception for foreign assets held in accounts maintained by U.S. financial institutions). Stock in a foreign corporation, including our stock, is a specified foreign asset for this purpose. Penalties apply for failure to properly complete and file Form 8938. You are encouraged to consult with your tax advisor regarding the filing of this form.

United States Federal Income Taxation of Non-U.S. Holders

A beneficial owner of our common stock (other than a partnership, including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not a U.S. Holder is a Non-U.S. Holder.

Distributions

Distributions we make to a Non-U.S. Holder will not be subject to U.S. federal income tax or withholding tax if the Non-U.S. Holder is not engaged in a U.S. trade or business. If the Non-U.S. Holder is engaged in a U.S. trade or business, distributions we make will be subject to U.S. federal income tax to the extent those distributions constitute income effectively connected with that Non-U.S. Holder’s U.S. trade or business. However, distributions made to a Non-U.S. Holder that is engaged in a trade or business may be exempt from taxation under an income tax treaty if the income represented thereby is not attributable to a U.S. permanent establishment maintained by the Non-U.S. Holder.

Sale, Exchange or Other Disposition of Common Stock

The U.S. federal income taxation of Non-U.S. Holders on any gain resulting from the disposition of our common stock generally is the same as described above regarding distributions. However, an individual Non-U.S. Holder may be subject to tax on gain resulting from the disposition of our common stock if the holder is present in the United States for 183 days or more during the taxable year in which such disposition occurs and meets certain other requirements.

Backup Withholding and Information Reporting

In general, payments of distributions or the proceeds of a disposition of common stock to a non-corporate U.S. Holder will be subject to information reporting requirements. These payments to a non-corporate U.S. Holder also may be subject to backup withholding if the non-corporate U.S. Holder:

•	fails to timely provide an accurate taxpayer identification number;

•	is notified by the IRS that it has failed to report all interest or distributions required to be shown on its U.S. federal income tax returns; or

•	in certain circumstances, fails to comply with applicable certification requirements.

Non-U.S. Holders may be required to establish their exemption from information reporting and backup withholding on payments within the United States by certifying their status on IRS Form W-8BEN, W-8ECI or W-8IMY, as applicable.

Backup withholding is not an additional tax. Rather, a stockholder generally may obtain a credit for any amount withheld against its liability for U.S. federal income tax (and a refund of any amounts withheld in excess of such liability) by accurately completing and timely filing a return with the IRS.

UNDERWRITING

Under the terms and subject to the conditions in an underwriting agreement dated the date of this prospectus, the underwriters named below, for whom Morgan Stanley & Co. LLC and Citigroup Global Markets Inc. are acting as joint book-running managers and as representatives, have severally agreed to purchase, and we have agreed to sell to them, the number of shares of our Class A common stock indicated below:

Name	Number of Shares
Morgan Stanley & Co. LLC
Citigroup Global Markets Inc.
Credit Suisse Securities (USA) LLC
Deutsche Bank Securities Inc.
ABN AMRO Securities (USA) LLC .
Credit Agricole Securities (USA) Inc.
DnB Markets, Inc.

Total	15,000,000

The business address of Morgan Stanley & Co. LLC is 1585 Broadway, New York, NY 10036. The business address of Citigroup Global Markets Inc. is 388 Greenwich Street, New York, NY 10013.

The underwriters and the representatives are collectively referred to as the “underwriters” and the “representatives,” respectively. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of our Class A common stock offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of our Class A common stock offered by this prospectus if any such shares are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters’ over-allotment option described below.

The underwriters initially propose to offer part of the shares of our Class A common stock directly to the public at the offering price listed on the cover page of this prospectus and part to certain dealers. After the initial offering of the shares of our Class A common stock, the offering price and other selling terms may from time to time be varied by the representatives.

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to 2,250,000 additional shares of our Class A common stock at the public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the shares of our Class A common stock offered by this prospectus. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional shares of our Class A common stock as the number listed next to the underwriter’s name in the preceding table bears to the total number of shares of our Class A common stock listed next to the names of all underwriters in the preceding table.

The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase up to an additional 2,250,000 shares of our Class A common stock.

Paid by Teekay Tankers Ltd.
	No Exercise		Full Exercise
Per Share	$		$
Total	$		$
Percentage of Total Public Offering Price		%		%

The estimated offering expenses payable by us, exclusive of the underwriting discounts and commissions, are approximately $500,000.

Our Class A common stock is listed on the New York Stock Exchange under the trading symbol “TNK.”

We and each of our officers and directors have agreed that, for a period of 60 days from the date of this prospectus, we and they will not, without the prior written consent of Morgan Stanley & Co. LLC and Citigroup Global Markets Inc., dispose of or hedge any shares of our Class A common stock or any securities convertible into or exchangeable for our Class A common stock, subject to certain exceptions. Teekay Corporation has agreed to a similar lock-up period for the shares of our Class A common stock and our Class B common stock held by it or its subsidiaries other than us that will extend for 60 days from the date of this prospectus. Morgan Stanley & Co. LLC and Citigroup Global Markets Inc., in their sole discretion, may release any of the securities subject to these lock-up agreements at any time without notice. The representatives have no present intent or arrangement to release any of the securities subject to these lock-up agreements. The release of any lock-up is considered on a case-by-case basis. Factors in deciding whether to release common stock may include the length of time before the lock-up period expires, the number of shares of common stock involved, the reason for the requested release, market conditions, the trading price of our Class A common stock, historical trading volume of our Class A common stock and whether the person seeking the release is an officer, director or affiliate of us.

The restricted period described in the preceding paragraph will be extended if:

•	during the last 17 days of the restricted period we issue an earnings release or announce material news or a material event; or

•	prior to the expiration of the restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the restricted period,

in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the announcement of the material news or event.

In order to facilitate the offering of the shares of our Class A common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of our Class A common stock. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriters under the over-allotment option. The underwriters can close out a covered short sale by exercising the over-allotment option or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the over-allotment option. The underwriters may also sell shares in excess of the over-allotment option, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our Class A common stock in the open market after pricing that could adversely affect investors who purchase in this offering. As an additional means of facilitating this offering, the underwriters may bid for, and purchase, shares of our Class A common stock in the open market to stabilize the price of our Class A common stock. These activities may raise or maintain the market price of our Class A common stock above independent market levels or prevent or retard a decline in the market price of our Class A common stock. The underwriters are not required to engage in these activities and may end any of these activities at any time.

We and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

Pursuant to a requirement by FINRA, the maximum commission or discount to be received by any FINRA member or independent broker-dealer may not be greater than 8% of the gross proceeds received by us for the sale of any securities being offered pursuant to this prospectus.

A prospectus in electronic format may be made available on websites maintained by one or more underwriters, or selling group members, if any, participating in this offering. The representatives may agree to allocate a number of shares of our Class A common stock to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters that may make Internet distributions on the same basis as other allocations.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) an offer to the public of any shares of our Class A common stock may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any shares of our Class A common stock may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

•	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

•

to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives for any such offer; or

•

in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of shares of our Class A common stock shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any shares of our Class A common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of our Class A common stock to be offered so as to enable an investor to decide to purchase any shares of our Class A common stock, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

Each underwriter has represented and agreed that:

•

it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (“FSMA”)) received by it in connection with the issue or sale of the shares of our Class A common stock in circumstances in which Section 21(1) of the FSMA does not apply to us; and

•

it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares of our Class A common stock in, from or otherwise involving the United Kingdom.

France

Neither this prospectus supplement nor any other offering material relating to the shares described in this prospectus supplement has been submitted to the clearance procedures of the Autorité des Marchés Financiers or of the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The shares of our Class A common stock have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus supplement nor any other offering material relating to the shares of our Class A common stock has been or will be:

•	released, issued, distributed or caused to be released, issued or distributed to the public in France; or

•	used in connection with any offer for subscription or sale of the shares of our Class A common stock to the public in France.

Such offers, sales and distributions will be made in France only:

•

to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d’investisseurs), in each case investing for their own account, all as defined in, and in accordance with articles L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier;

•	to investment services providers authorized to engage in portfolio management on behalf of third parties; or

•

in a transaction that, in accordance with article L.411-2-II-1°-or-2°-or 3° of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public à l’épargne).

The shares of our Class A common stock may be resold directly or indirectly, only in compliance with articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

Hong Kong

The shares of our Class A common stock may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the shares of our Class A common stock may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares of our Class A common stock which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares of our Class A common stock may not be circulated or distributed, nor may the shares of our Class A common stock be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the SFA), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

Where the shares of our Class A common stock are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

•

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

•	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of he trust is an individual who is an accredited investor,

shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares of our Class A common stock pursuant to an offer made under Section 275 of the SFA except:

•

to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

•	where no consideration is or will be given for the transfer; or

•	where the transfer is by operation of law.

Australia

No prospectus or other disclosure document (as defined in the Corporations Act 2001 (Cth) of Australia (or Corporations Act)) in relation to the shares of our Class A common stock has been or will be lodged with the Australian Securities & Investments Commission (or ASIC). This document has not been lodged with ASIC and is only directed to certain categories of exempt persons. Accordingly, if you receive this document in Australia:

(a)	you confirm and warrant that you are either:

(i)	a “sophisticated investor” under section 708(8)(a) or (b) of the Corporations Act;

(ii)	a “sophisticated investor” under section 708(8)(c) or (d) of the Corporations Act and that you have provided an accountant’s certificate to us which complies with the requirements of section 708(8)(c)(i) or (ii) of the Corporations Act and related regulations before the offer has been made;

(iii)	a person associated with the company under section 708(12) of the Corporations Act; or

(iv)	a “professional investor” within the meaning of section 708(11)(a) or (b) of the Corporations Act, and to the extent that you are unable to confirm or warrant that you are an exempt sophisticated investor, associated person or professional investor under the Corporations Act any offer made to you under this document is void and incapable of acceptance; and

(b)	you warrant and agree that you will not offer any of the shares of our Class A common stock for resale in Australia within 12 months of such shares of our Class A common stock being issued unless any such resale offer is exempt from the requirement to issue a disclosure document under section 708 of the Corporations Act.

Chile

The shares of our Class A common stock are not registered in the Securities Registry (Registro de Valores) or subject to the control of the Chilean Securities and Exchange Commission (Superintendencia de Valores y Seguros de Chile). This prospectus supplement and other offering materials relating to the offer of the shares of our Class A common stock do not constitute a public offer of, or an invitation to subscribe for or purchase, the shares of our Class A common stock in the Republic of Chile, other than to individually identified purchasers pursuant to a private offering within the meaning of Article 4 of the Chilean Securities Market Act (Ley de Mercado de Valores) (an offer that is not “addressed to the public at large or to a certain sector or specific group of the public”).

Conflict of Interest

Affiliates of certain of the underwriters are lenders under our revolving credit facility. As described under “Use of Proceeds,” we intend to use the net proceeds from this offering to repay borrowings under our revolving credit facility, and, therefore, the underwriters that are affiliates of lenders under our revolving credit agreement will receive a portion of the net proceeds from this offering. Any underwriter, along with its affiliates, that will receive at least 5 percent of the total net proceeds (not including underwriting compensation) from this offering is considered by FINRA to have a conflict of interest with us in regard to this offering. Accordingly, Morgan Stanley & Co. LLC, Citigroup Global Markets Inc. and Deutsche Bank Securities Inc. have a conflict of interest within the meaning of FINRA Rule 5121. Because this offering is being made in compliance with the requirements of FINRA Rule 5121, a qualified independent underwriter is not required.

Certain of the underwriters and their affiliates from time to time have performed investment banking, commercial banking and advisory services for our affiliates Teekay Corporation, Teekay LNG Partners L.P. and Teekay Offshore Partners L.P., for which they have received customary fees and expenses. The underwriters and their affiliates may from time to time perform investment banking and advisory services for us and our affiliates, including Teekay Corporation, and in the ordinary course of business for which they may in the future receive customary fees and expenses.

LEGAL MATTERS

The validity of the shares of our Class A common stock offered hereby and certain other legal matters with respect to the laws of the Republic of The Marshall Islands will be passed upon for us by our counsel as to Marshall Islands law, Watson, Farley & Williams (New York) LLP. Certain other legal matters will be passed upon for us by Perkins Coie LLP, Portland, Oregon. The underwriters are being represented in connection with this offering by Cravath, Swaine & Moore LLP, New York, New York.

EXPERTS

The consolidated financial statements of Teekay Tankers Ltd. appearing in Teekay Tankers Ltd.’s Annual Report on Form 20-F for the year ended December 31, 2010, and the effectiveness of Teekay Tankers Ltd.’s internal control over financial reporting as of December 31, 2010, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such financial statements have been incorporated herein by reference in reliance upon the reports given on the authority of such firm as experts in accounting and auditing.

On June 1, 2011, our Audit Committee dismissed Ernst & Young LLP and engaged KPMG LLP to serve as our independent registered accounting firm for our fiscal year ending December 31, 2011. The change in accounting firms was a result of a competitive request for proposal process undertaken by our Audit Committee.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form F-3 regarding the securities covered by this prospectus. This prospectus does not contain all of the information found in the registration statement. For further information regarding us and the securities offered in this prospectus, you may wish to review the full registration statement, including its exhibits. The registration statement, including the exhibits, may be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies of this material can also be obtained upon written request from the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates or from the SEC’s website on the Internet at www.sec.gov free of charge. Please call the SEC at 1-800-SEC-0330 for further information on public reference rooms. Our registration statement can also be inspected and copied at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

As a foreign private issuer, we are exempt under the U.S. Securities Exchange Act of 1934 (or the Exchange Act) from, among other things, certain rules prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal stockholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act, including the filing of quarterly reports or current reports on Form 8-K. However, we intend to make available quarterly reports containing our unaudited interim financial information for the first three quarters of each fiscal year.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus information that we file with the SEC. This means that we can disclose important information to you without actually including the specific information in this prospectus by referring you to other documents filed separately with the SEC. The information incorporated by reference is an important part of this prospectus. Information that we later provide to the SEC, and which is deemed to be “filed” with the SEC, automatically will update information previously filed with the SEC, and may replace information in this prospectus.

We incorporate by reference into this prospectus the documents listed below:

•	our Annual Report on Form 20-F for the year ended December 31, 2010;

•	our Reports on Form 6-K furnished to the SEC on May 26, 2011, August 30, 2011, November 28, 2011 and February 7, 2012 (with respect to recent developments);

•

all Reports on Form 6-K furnished to the SEC after the date of this prospectus but prior to the termination of this offering that we identify in such Reports as being incorporated by reference into the registration statement of which this prospectus is a part; and

•

the description of each class of our capital stock as described in our Registration Statement on Form 8-A filed with the SEC on December 3, 2007, including any subsequent amendments or reports filed for the purpose of updating such description.

These reports contain important information about us, our financial condition and our results of operations.

You may obtain any of the documents incorporated by reference in this prospectus from the SEC through its public reference facilities or its website at the addresses provided above. You also may request a copy of any document incorporated herein by reference in this prospectus (excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference in this document), at no cost, by visiting our website at www.teekaytankers.com, or by writing or calling us at the following address:

Teekay Tankers Ltd.

4th Floor, Belvedere Building,

69 Pitts Bay Road

Hamilton HM 08, Bermuda Attn: Corporate Secretary

(441) 298-2530

You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with any information. You should not assume that the information incorporated by reference or provided in this prospectus or any accompanying prospectus supplement is accurate as of any date other than the date on the front of each document. The information contained in our website is not part of this prospectus.

EXPENSES

The following table sets forth estimated costs and expenses, other than any underwriting discounts and commissions, we expect to incur in connection with the issuance and distribution of the shares covered by this prospectus supplement.

Legal fees and expenses	$300,000
Accounting fees and expenses	150,000
Printing costs	35,000
Transfer agent fees	15,000

Total	$500,000

PROSPECTUS

$750,000,000

Teekay Tankers Ltd.

Class A Common Stock

We may offer from time to time shares of Class A common stock of Teekay Tankers Ltd. The Class A common stock offered by this prospectus will have an aggregate offering price of up to $750,000,000.

We may offer these securities directly or to or through underwriters, dealers or other agents. The names of any underwriters or dealers will be set forth in the applicable prospectus supplement. Our Class A common stock is traded on the New York Stock Exchange under the symbol “TNK.”

This prospectus provides you with a general description of the securities we may offer. Each time we offer to sell securities we will provide a prospectus supplement that will contain specific information about those securities and the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. This prospectus may be used to offer and sell securities only if accompanied by a prospectus supplement. You should read this prospectus and any prospectus supplement carefully before you invest. You should also read the documents we refer to in the “Where You Can Find More Information” and “Incorporation of Documents by Reference” sections of this prospectus for information about us and our financial statements.

Investing in our securities involves risk. You should carefully consider each of the factors described or referred to under “Risk Factors” beginning on page 5 of this prospectus before you make an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

May 13, 2011

You should rely only on the information contained in this prospectus, any prospectus supplement and the documents incorporated by reference into this prospectus. We have not authorized anyone else to give you different information. If anyone provides you with additional, different or inconsistent information, you should not rely on it. We are not offering these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this prospectus or any prospectus supplement, as well as the information we previously filed with the U.S. Securities and Exchange Commission (or SEC) that is incorporated by reference into this prospectus, is accurate as of any date other than its respective date. We will disclose material changes in our affairs in an amendment to this prospectus, a prospectus supplement or a future filing with the SEC incorporated by reference in this prospectus.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form F-3 that we have filed with the SEC using a “shelf” registration process. Under this shelf registration process, we may sell shares of Class A common stock described in this prospectus in one or more offerings up to an aggregate offering price of $750,000,000. This prospectus generally describes us and the securities we may offer. Each time we offer securities with this prospectus, we will provide this prospectus and a prospectus supplement that will describe, among other things, the specific amounts and prices of the securities being offered and the terms of the offering. The prospectus supplement may also add to, update or change information in this prospectus. If information varies between this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement.

Unless otherwise indicated, references in this prospectus to “Teekay Tankers Ltd.,” “we,” “us” and “our” and similar terms refer to Teekay Tankers Ltd. and/or one or more of its subsidiaries, except that those terms, when used in this prospectus in connection with the common stock described herein, shall mean specifically Teekay Tankers Ltd. References in this prospectus to “Teekay Corporation” refer to Teekay Corporation and/or any one or more of its subsidiaries. References to “our Manager” are to Teekay Tankers Management Services Ltd., a subsidiary of Teekay Corporation.

Unless otherwise indicated, all references in this prospectus to “dollars” and “$” are to, and amounts are presented in, U.S. Dollars, and financial information presented in this prospectus is prepared in accordance with accounting principles generally accepted in the United States (or GAAP).

You should read carefully this prospectus, any prospectus supplement, and the additional information described below under the headings “Where You Can Find More Information” and “Incorporation of Documents by Reference.”

FORWARD-LOOKING STATEMENTS

All statements, other than statements of historical fact, included in or incorporated by reference into this prospectus and any prospectus supplements are forward-looking statements. In addition, we and our representatives may from time to time make other oral or written statements that are also forward-looking statements. Such statements include, in particular, statements about our plans, strategies, business prospects, changes and trends in our business, and the markets in which we operate. In some cases, you can identify the forward-looking statements by the use of words such as “may,” “will,” “could,” “should,” “would,” “expect,” “plan,” “anticipate,” “intend,” “forecast,” “believe,” “estimate,” “predict,” “propose,” “potential,” “continue” or the negative of these terms or other comparable terminology.

Forward-looking statements are made based upon management’s current plans, expectations, estimates, assumptions and beliefs concerning future events affecting us. Forward-looking statements are subject to risks, uncertainties and assumptions, including those risks discussed in “Risk Factors” set forth in this prospectus and those risks discussed in other reports we file with the SEC and that are incorporated into this prospectus by reference, including, without limitation, our Annual Report on Form 20-F. The risks, uncertainties and assumptions involve known and unknown risks and are inherently subject to significant uncertainties and contingencies, many of which are beyond our control. We caution that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements.

We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict all of these factors. In addition, we cannot assess the effect of each such factor on our business or the extent to which any factor, or combination of factors, may cause actual results to be materially different from those contained in any forward-looking statement.

TEEKAY TANKERS LTD.

Our business is to own oil tankers and we employ a chartering strategy that seeks to capture upside opportunities in the tanker spot market while using fixed-rate time charters to reduce downside risks. We were formed by Teekay Corporation (NYSE: TK) — a leading provider of marine services to the global oil and gas industries and the world’s largest operator of medium-sized oil tankers — to acquire from it a fleet of double-hull oil tankers in connection with our initial public offering in December 2007. Our growth strategy focuses on expanding our fleet through accretive acquisitions and seeking to tactically manage our mix of spot and time-charter contracts to maximize dividends on a per-share basis. Through the participation of some of our vessels in pooling arrangements (or pools) managed by certain subsidiaries of Teekay Corporation and in which certain of its tankers participate, we expect to benefit from Teekay Corporation’s reputation and the scope of Teekay Corporation’s operations in increasing our cash flow. We also expect to benefit from Teekay Corporation’s expertise, relationships and reputation in operating our fleet and pursuing growth opportunities. Teekay Corporation currently holds a majority of the voting power of our common stock.

We distribute to our stockholders on a quarterly basis all of our Cash Available for Distribution, subject to any reserves our board of directors may from time to time determine are required for the prudent conduct of our business. Cash Available for Distribution represents our net income (loss) plus depreciation and amortization, unrealized losses from derivatives, non-cash items and any write-offs or other non-recurring items less unrealized gains from derivatives and net income attributable to the historical results of vessels acquired by us from Teekay Corporation, prior to their acquisition by us, for the period when these vessels were owned and operated by Teekay Corporation.

Our Manager currently provides all of our staff, including our executive officers. Our board of directors has the authority to hire any staff for us as it deems necessary. Our Manager manages our business pursuant to a long-term management agreement (or the Management Agreement), under which it provides to us commercial, technical, administrative and strategic services, other than commercial services provided by other Teekay Corporation subsidiaries that operate tanker pooling arrangements in which some of our vessels participate. Commercial services primarily involve vessel chartering; technical services primarily include vessel maintenance and crewing; administrative services primarily include accounting, legal and financial services; strategic services primarily include providing advice on acquisitions, strategic planning and general management of our business.

We are incorporated under the laws of the Republic of The Marshall Islands as Teekay Tankers Ltd. Our principal executive offices are located at 4th Floor, Belvedere Building, 69 Pitts Bay Road, Hamilton HM 08, Bermuda, and our phone number is (441) 298-2530. Our principal operating office is located at Suite 2000, Bentall 5, 550 Burrard Street, Vancouver, British Columbia, Canada, V6C 2K2, and our telephone number at such address is (604) 683-3529. Our website address is www.teekaytankers.com. The information contained in our website is not part of this prospectus.

RISK FACTORS

An investment in our Class A common stock involves risk. When evaluating an investment in our Class A common stock, you should carefully consider the following risk factors together with all other information included in this prospectus, including those risks discussed under the caption “Risk Factors” in our latest Annual Report on Form 20-F filed with the SEC, which are incorporated by reference into this prospectus, and information included in any applicable prospectus supplement.

If any of these risks were to occur, our business, financial condition, operating results or cash flows could be materially adversely affected. In that case, our ability to pay dividends on shares of our Class A common stock may be reduced, the trading price of our Class A common stock could decline, and you could lose all or part of your investment.

If the stock price of our Class A common stock fluctuates after any offering related to this prospectus, you could lose a significant part of your investment.

The market price of our Class A common stock may be influenced by many factors, many of which are beyond our control, including those described under the caption “Risk Factors” in our latest Annual Report on Form 20-F filed with the SEC, and the following:

•	the failure of securities analysts to publish research about us after the offering, or analysts making changes in their financial estimates;

•	announcements by us or our competitors of significant contracts, acquisitions or capital commitments;

•	variations in quarterly operating results;

•	general economic or financial market conditions;

•	terrorist acts;

•	future sales of our Class A common stock or other securities; and

•	investors’ perception of us and the seaborne oil transportation industry.

As a result of these factors, investors in our Class A common stock may not be able to resell their shares at or above the offering price. These broad market and industry factors may materially reduce the market price of our Class A common stock regardless of our operating performance.

Anti-takeover provisions in our organizational documents could make it difficult for our stockholders to replace or remove our current board of directors or have the effect of discouraging, delaying or preventing a merger or acquisition, which may adversely affect the market price of our Class A common stock.

Several provisions of our articles of incorporation and bylaws could make it difficult for our stockholders to change the composition of our board of directors, preventing them from changing the composition of management. In addition, the same provisions may discourage, delay or prevent a merger or acquisition that our stockholders may consider favorable.

These provisions include:

•

a dual-class common stock structure that currently gives Teekay Corporation and its affiliates control over all matters requiring stockholder approval, including the election of directors and significant corporate transactions, such as a merger or other sale of our company or its assets;

•	authorizing our board of directors to issue “blank check” preferred shares without stockholder approval;

•	prohibiting cumulative voting in the election of directors;

•

authorizing the removal of directors, with or without cause, only by the affirmative vote of the holders of a majority of the voting power of our outstanding capital stock or by directors constituting at least two-thirds of the entire board of directors, unless Teekay Corporation and its affiliates no longer hold a majority of the voting power of our outstanding capital stock, in which case directors may only be removed for cause and only by the affirmative vote of the holders of not less than 80% of the total voting power of our outstanding capital stock;

•	limiting the persons who may call special meetings of stockholders; and

•	establishing advance notice requirements for nominations for election to our board of directors or for proposing matters that can be acted on by stockholders at stockholder meetings.

These anti-takeover provisions could substantially impede the ability of our Class A common stockholders to benefit from a change in control and, as a result, may adversely affect the market price of our Class A common stock and your ability to realize any potential change-in-control premium.

We may issue additional shares of Class A common stock, Class B common stock or other securities without your approval, which would dilute your ownership interests and may depress the market price of the Class A common stock.

We may issue additional shares of Class A common stock, Class B common stock and other equity securities of equal or senior rank, without stockholder approval, in a number of circumstances.

The issuance by us of additional shares of Class A common stock, Class B common stock or other equity securities of equal or senior rank will have the following effects:

•	our existing stockholders’ proportionate ownership interest in us will decrease;

•	the amount of cash available for dividends payable on our common stock may decrease;

•	the relative voting strength of each previously outstanding share may be diminished; and

•	the market price of our Class A common stock may decline.

U.S. tax authorities could treat us as a “passive foreign investment company,” which could have adverse U.S. federal income tax consequences to U.S. holders.

A foreign entity taxed as a corporation for U.S. federal income tax purposes will be treated as a “passive foreign investment company” (or PFIC) for U.S. federal income tax purposes if at least 75% of its gross income for any taxable year consists of certain types of “passive income,” or at least 50% of the average value of the entity’s assets produce or are held for the production of those types of “passive income.” For purposes of these tests, “passive income” includes dividends, interest, and gains from the sale or exchange of investment property and rents and royalties, other than rents and royalties that are received from unrelated parties in connection with the active conduct of a trade or business. By contrast, income derived from the performance of services does not constitute “passive income.”

There are legal uncertainties involved in determining whether the income derived from our time-chartering activities constitutes rental income or income derived from the performance of services, including the decision in Tidewater Inc. v. United States, 565 F.3d 299 (5th Cir. 2009), which held that income derived from certain time-chartering activities should be treated as rental income rather than services income for purposes of a foreign sales corporation provision of the U.S. Internal Revenue Code of 1986, as amended (or the Code). However, the Internal Revenue Service (or IRS) stated in an Action on Decision (AOD 2010-001) that it disagrees with, and will not acquiesce to, the way that the rental versus services framework was applied to the facts in the Tidewater decision, and in its discussion stated that the time charters at issue in Tidewater would be treated as producing services income for PFIC purposes. The IRS’s statement with respect to Tidewater cannot be relied upon or otherwise cited as precedent by taxpayers. Consequently, in the absence of any binding legal authority specifically relating to the statutory provisions governing PFICs, there can be no assurance that the IRS or a court would not follow the Tidewater decision in interpreting the PFIC provisions of the Code. Nevertheless, based on our current assets and operations, we intend to take the position that we are not now and have never been a PFIC, and our counsel, Perkins Coie LLP, is of the opinion that it is more likely than not we are not a PFIC based on representations we have made to them regarding the composition of our assets, the source of our income and the nature of our activities and other operations following this offering. No assurance can be given, however, that the opinion of Perkins Coie LLP would be sustained by a court if contested by the IRS, or that we would not constitute a PFIC for any future taxable year if there were to be changes in our assets, income or operations.

If the IRS were to determine that we are or have been a PFIC for any taxable year, U.S. holders of our common stock will face adverse U.S. federal income tax consequences. Under the PFIC rules, unless those U.S. holders timely make certain elections available under the Code, such holders would be liable to pay tax at ordinary income tax rates plus interest upon certain distributions and upon any gain from the disposition of our common stock, as if such distribution or gain had been recognized ratably over the U.S. holder’s holding period. Please read “Material U.S. Federal Income Tax Considerations — United States Federal Income Taxation of U.S. Holders — Consequences of Possible PFIC Classification” beginning on page 17 of this prospectus.

The preferential tax rates applicable to qualified dividend income are temporary, and the absence of legislation extending the term would cause our dividends to be taxed at ordinary graduated tax rates.

Certain of our distributions may be treated as qualified dividend income eligible for preferential rates of U.S. federal income tax to U.S. individual stockholders (and certain other U.S. stockholders). In the absence of legislation extending the term for these preferential tax rates or providing for some other treatment, all dividends received by such U.S. taxpayers in taxable years beginning after December 31, 2012 will be taxed at ordinary graduated tax rates. Please read “Material U.S. Federal Income Tax Considerations — United States Federal Income Taxation of U.S. Holders — Distributions” on page 16 of this prospectus.

USE OF PROCEEDS

Unless we specify otherwise in any prospectus supplement, we will use the net proceeds from our sale of securities covered by this prospectus for general corporate purposes, which may include, among other things:

•	paying or refinancing all or a portion of our indebtedness outstanding at the time; and

•	funding working capital, capital expenditures or acquisitions.

The actual application of proceeds from the sale of any particular offering of securities covered by this prospectus will be described in the applicable prospectus supplement relating to the offering.

OUR DIVIDEND POLICY AND RESTRICTIONS ON DIVIDENDS

You should read the following discussion of our dividend policy and restrictions on dividends in conjunction with specific assumptions included in this section. In addition, you should read “Forward-Looking Statements” and “Risk Factors” for information regarding statements that do not relate strictly to historical or current facts and certain risks inherent in our business.

Our Dividend Policy

Our dividend policy reflects a basic judgment that our stockholders will be better served by our distributing our Cash Available for Distribution rather than by our retaining it. We believe that we will generally finance any capital expenditures from external financing sources rather than cash flows from operations.

Our board of directors has adopted a dividend policy to pay a variable quarterly dividend equal to our Cash Available for Distribution during the previous quarter, subject to any reserves our board of directors may from time to time determine are required. If we declare a dividend in respect of a quarter in which an equity issuance has taken place, we may choose, but are not required, to calculate the dividend per share by dividing our Cash Available for Distribution for this quarter by the weighted-average number of shares outstanding over the quarter and, if required, borrow additional amounts to permit us to pay this dividend amount on each share outstanding at the end of the quarter. Dividends are paid equally on a per-share basis between our Class A common stock and our Class B common stock. Cash Available for Distribution represents our net income (loss) plus depreciation and amortization, unrealized losses from derivatives, non-cash items and any write-offs or other non-recurring items less unrealized gains from derivatives and net income attributable to the historical results of vessels acquired by us from Teekay Corporation, prior to their acquisition by us, for the period when these vessels were owned and operated by Teekay Corporation.

Limitations on Dividends and Our Ability to Change Our Dividend Policy

There is no guarantee that our stockholders will receive quarterly dividends from us. Our dividend policy may be changed at any time by our board of directors and is subject to certain restrictions, including:

•	Our stockholders have no contractual or other legal right to receive dividends.

•

Our board of directors has authority to establish reserves for the prudent conduct of our business, after giving effect to contingent liabilities, the terms of our credit facilities, our other cash needs and the requirements of Marshall Islands law. The establishment of these reserves could result in a reduction in dividends to you.

•

Our board of directors may modify or terminate our dividend policy at any time. Even if our dividend policy is not modified or revoked, the amount of dividends we pay under our dividend policy and the decision to pay any dividend is determined by our board of directors.

•

Marshall Islands law generally prohibits the payment of a dividend when a company is insolvent or would be rendered insolvent by the payment of such a dividend or when the declaration or payment would be contrary to any restriction contained in the company’s articles of incorporation. Dividends may be declared and paid out of surplus only, but if there is no surplus, dividends may be declared or paid out of the net profits for the fiscal year in which the dividend is declared and for the preceding fiscal year.

•

We may lack sufficient cash to pay dividends due to decreases in net voyage revenues or increases in operating expenses, principal and interest payments on outstanding debt, tax expenses, working capital requirements, capital expenditures or other anticipated or unanticipated cash needs.

•

Our dividend policy will be affected by restrictions on distributions under our credit facilities, which contain material financial tests and covenants that must be satisfied. If we are unable to satisfy these restrictions included in the credit facilities or if we are otherwise in default under the facilities, we would be prohibited from making cash distributions to you, notwithstanding our stated cash dividend policy.

•	While we intend that future acquisitions to expand our fleet will enhance our ability to pay dividends over time, acquisitions could limit our Cash Available for Distribution.

Our ability to make distributions to our stockholders will depend upon the performance of our ship-owning subsidiaries, which are our principal cash-generating assets, and their ability to distribute funds to us. The ability of our ship-owning or other subsidiaries to make distributions to us may be restricted by, among other things, the provisions of existing or future indebtedness, applicable corporate or limited liability company laws and other laws and regulations.

In order to provide our Manager with an incentive to increase our Cash Available for Distribution, under certain circumstances our Manager is entitled to a performance fee in addition to the basic fee provided in the Management Agreement. If Gross Cash Available for Distribution for a given fiscal year exceeds $3.20 per share of our common stock (or the Incentive Threshold), our Manager generally will be entitled to payment of a performance fee equal to 20% of all Gross Cash Available for Distribution for such year in excess of the Incentive Threshold. Gross Cash Available for Distribution represents Cash Available for Distribution without giving effect to any deductions for performance fees and reduced by the amount of any reserves our board of directors may have taken during the applicable fiscal period that have not already reduced Cash Available for Distribution. Although the performance fee is payable on an annual basis, we accrue any amounts expected to be payable in respect of the performance fee on a quarterly basis. Accordingly, dividends to our stockholders in any quarter may be reduced due to the performance fee. Commencing January 1, 2008, we have maintained an internal account (or the Cumulative Dividend Account) that reflects, on an aggregate basis, the amount by which our dividends for a fiscal year are greater or less than $2.65 per share (subject to adjustments for stock dividends, splits, combinations and similar events). The Cumulative Dividend Account is intended to ensure that our stockholders receive at least $2.65 per share in annualized dividends before any performance fee is paid. We have a limited operating history upon which to rely with respect to whether we will have sufficient cash available to pay for dividends on our common stock. In addition, the tanker charter market is highly volatile, and we cannot accurately predict the amount of cash distributions, if any, that we may make in any period. The extent to which we employ our vessels in the spot market may increase the volatility of our dividends. Factors beyond our control may also affect the charter market for our vessels, our charterers’ ability to satisfy their contractual obligations to us, and our voyage and operating expenses.

DESCRIPTION OF CAPITAL STOCK

Authorized Capitalization

Our authorized capital stock consists of 400,000,000 shares, of which:

•	200,000,000 shares are designated as Class A common stock, par value $0.01 per share;

•	100,000,000 shares are designated as Class B common stock, par value $0.01 per share; and

•	100,000,000 shares are designated as preferred stock, par value $0.01 per share.

Common Stock

Voting Rights

Holders of our Class A and Class B common stock have identical rights, except that holders of our Class A common stock are entitled to one vote per share and holders of our Class B common stock are entitled to five votes per share. However, the voting power of the Class B common stock is limited such that the aggregate voting power of all shares of outstanding Class B common stock can at no time exceed 49% of the voting power of our outstanding Class A common stock and Class B common stock, voting together as a single class. Except as otherwise provided by the Business Corporations Act of the Republic of the Marshall Islands (or the Marshall Islands Act), holders of shares of Class A common stock and Class B common stock will vote together as a single class on all matters submitted to a vote of stockholders, including the election of directors.

Marshall Islands law generally provides that the holders of a class of stock are entitled to a separate class vote on any proposed amendment to our articles of incorporation that would change the aggregate number of authorized shares or the par value of that class of shares or alter or change the powers, preferences or special rights of that class so as to affect it adversely.

Dividends

Subject to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of Class A common stock and Class B common stock shall be entitled to share equally in any dividends that our board of directors may declare from time to time out of funds legally available for dividends. In the event a dividend is paid in the form of shares of common stock or rights to acquire shares of common stock, the holders of Class A common stock shall receive Class A common stock, or rights to acquire Class A common stock, as the case may be, and the holders of Class B common stock shall receive Class B common stock, or rights to acquire Class B common stock, as the case may be.

Marshall Islands law generally prohibits the payment of a dividend when a company is insolvent or would be rendered insolvent by the payment of such a dividend or when the declaration or payment would be contrary to any restrictions contained in the company’s articles of incorporation. Dividends may be declared and paid out of surplus only, but if there is no surplus, dividends may be declared or paid out of the net profits for the fiscal year in which the dividend is declared and for the preceding fiscal year.

Liquidation Rights

Upon our liquidation, dissolution or winding-up, the holders of Class A common stock and Class B common stock shall be entitled to receive the same amount per share of common stock of all our assets remaining after the payment of any liabilities and the satisfaction of any liquidation preferences on any outstanding preferred stock.

Conversion

Shares of our Class A common stock are not convertible into any other shares of our capital stock.

Each share of Class B common stock is convertible at any time at the option of the holder thereof into one share of Class A common stock. In addition:

•

upon any transfer of shares of Class B common stock to a holder other than Teekay Corporation (or any of its affiliates or any successor to Teekay Corporation’s business or to all or substantially all of its assets), such transferred shares of Class B common stock shall automatically convert into Class A common stock upon such transfer; and

•

all shares of our Class B common stock will automatically convert into shares of our Class A common stock if the aggregate number of outstanding shares of Class A common stock and Class B common stock beneficially owned by Teekay Corporation and its affiliates falls below 15% of the aggregate number of outstanding shares of our common stock.

All such conversions will be effected on a one-for-one basis.

Once converted into Class A common stock, shares of Class B common stock shall not be reissued. No class of common stock may be subdivided or combined unless the other class of common stock concurrently is subdivided or combined in the same proportion and in the same manner.

Other Rights

Holders of our common stock do not have redemption or preemptive rights to subscribe for any of our securities. The rights, preferences and privileges of holders of our common stock are subject to the rights of the holders of any shares of preferred stock that we may issue in the future.

Preferred Stock

Our articles of incorporation authorize our board of directors to establish one or more series of preferred stock and to determine, with respect to any series of preferred stock, the terms and rights of that series, including:

•	the designation of the series;

•	the number of shares of the series;

•	the preferences and relative, participating, option or other special rights, if any, and any qualifications, limitations or restrictions of such series; and

•	the voting rights, if any, of the holders of the series.

Directors

Our directors are elected by a plurality of the votes cast by stockholders entitled to vote. There is no provision for cumulative voting.

Our articles of incorporation provide that our board of directors must consist of at least three members. Stockholders may change the number of directors only by the affirmative vote of holders of a majority of the voting power of all outstanding shares of our capital stock. However, from and after the date that Teekay Corporation and its subsidiaries (other than us and our subsidiaries) cease to beneficially own shares representing a majority of the total voting power of our outstanding capital stock, stockholders may change the number of directors only by the affirmative vote of not less than 80% of the total voting power of our outstanding capital stock. The board of directors may change the number of directors only by a majority vote of the entire board.

Stockholder Meetings

Under our bylaws, annual general meetings will be held at a time and place selected by our board of directors. The meetings may be held in or outside of the Marshall Islands. If we fail to hold an annual meeting within 90 days of the designated date, a special meeting in lieu of an annual meeting may be called by stockholders holding not less than 10% of the voting power of all outstanding shares entitled to vote at such meeting. Other than such a meeting in lieu of an annual meeting, special meetings of stockholders may be called only by the chairman of our board of directors or our chief executive officer, at the direction of our board of directors as set forth in a resolution stating the purpose or purposes thereof approved by a majority of the entire board of directors, or by Teekay Corporation so long as Teekay Corporation and its affiliates (other than us and our subsidiaries) beneficially own at least a majority of the total voting power of our outstanding capital stock. Our board of directors may set a record date between 15 and 60 days before the date of any meeting to determine the stockholders that will be eligible to receive notice of and vote at the meeting.

Dissenters’ Rights of Appraisal and Payment

Under the Marshall Islands Act, our stockholders have the right to dissent from various corporate actions, including any merger or consolidation or sale of all or substantially all of our assets, and receive payment of the fair value of their shares. In the event of any amendment of our articles of incorporation, a stockholder also has the right to dissent and receive payment for the stockholder’s shares if the amendment alters certain rights in respect of those shares. The dissenting stockholder must follow the procedures set forth in the Marshall Islands Act to receive payment. If we and any dissenting stockholder fail to agree on a price for the shares, the Marshall Islands Act procedures involve, among other things, the institution of proceedings in any appropriate court in any jurisdiction in which our shares are primarily traded on a local or national securities exchange.

Stockholders’ Derivative Actions

Under the Marshall Islands Act, any of our stockholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of common stock both at the time the derivative action is commenced and at the time of the transaction to which the action relates.

Limitations on Director Liability and Indemnification of Directors and Officers

The Marshall Islands Act does not restrict corporations from limiting or eliminating the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties. Our articles of incorporation include a provision that eliminates the personal liability of directors for monetary damages for actions taken as a director to the fullest extent permitted by law.

Our articles of incorporation also provide that we must indemnify our directors and officers to the fullest extent permitted by law. We are also expressly authorized to advance certain expenses (including attorneys’ fees and disbursements and court costs) to our directors and offices and to carry directors’ and officers’ insurance providing indemnification for our directors and officers for some liabilities. We believe that these indemnification provisions and insurance are useful to attract and retain qualified directors and officers.

The limitation of liability and indemnification provisions in our articles of incorporation may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against our directors and officers pursuant to these indemnification provisions.

Our articles of incorporation also renounce in favor of Teekay Corporation business opportunities that may be attractive to both Teekay Corporation and us. This provision effectively limits the fiduciary duties we or our stockholders otherwise may be owed regarding these business opportunities by our directors and officers who also serve as directors or officers of Teekay Corporation or its other affiliates. If Teekay Corporation or its affiliates no longer beneficially own shares representing at least 20% of the total voting power of our outstanding capital stock, and no person who is an officer or director of us is also an officer or director of Teekay Corporation or its other affiliates, then this business opportunity provision of our articles of incorporation will terminate.

There is currently no pending litigation or proceeding involving any of our directors, officers or employees for which indemnification is being sought.

Anti-Takeover Effect of Certain Provisions of Our Articles of Incorporation and Bylaws

Several provisions of our articles of incorporation and bylaws, which are summarized below, may have anti-takeover effects. These provisions are intended to avoid costly takeover battles, lessen our vulnerability to a hostile change of control and enhance the ability of our board of directors to maximize stockholder value in connection with any unsolicited offer to acquire us. However, these anti-takeover provisions, which are summarized below, could also discourage, delay or prevent (1) the merger or acquisition of us by means of a tender offer, a proxy contest or otherwise that a stockholder may consider in its best interest and (2) the removal of incumbent officers and directors.

Dual Class Structure

As discussed above, our Class B common stock has five votes per share, subject to a 49% aggregate Class B common stock voting power maximum, while our Class A common stock has one vote per share. Teekay Corporation controls all of our outstanding Class B common stock, representing 49% of the voting power of our outstanding capital stock, in addition to shares of Class A common stock it controls. Because of our dual-class structure, Teekay Corporation will be able to continue to control all matters submitted to our stockholders for approval even if it and its affiliates come to own significantly less than 50% of the shares of our outstanding common stock. This concentrated control could discourage others from initiating any potential merger, takeover or other change of control transaction that other stockholders may view as beneficial.

Blank Check Preferred Stock

Under the terms of our articles of incorporation, our board of directors has authority, without any further vote or action by our stockholders, to issue up to 100 million shares of “blank check” preferred stock. Our board could authorize the issuance of preferred stock with voting or conversion rights that could dilute the voting power or rights of the holders of common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of us or the removal of our management and might harm the market price of our Class A common stock. We have no current plans to issue any shares of preferred stock.

Election and Removal of Directors

Our articles of incorporation prohibit cumulative voting in the election of directors. Our bylaws require parties other than the board of directors to give advance written notice of nominations for the election of directors. These provisions may discourage, delay or prevent the removal of incumbent officers and directors.

Our bylaws provide that stockholders are required to give us advance notice of any person they wish to propose for election as a director at an annual general meeting if that person is not proposed by our board of directors. These advance notice provisions provide that the stockholder must have given written notice of such proposal not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual general meeting. In the event the annual general meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the stockholder must be given not later than 10 days following the earlier of the date on which notice of the annual general meeting was mailed to stockholders or the date on which public disclosure of the date of the annual general meeting was made.

Our stockholders may not call special meetings for the purpose of electing directors except in lieu of an annual meeting as discussed above or to replace a director being removed by the stockholders. Our articles of incorporation provide that any director or our entire board of directors may be removed at any time, with or without cause, by the affirmative vote of the holders of a majority of the total voting power of our outstanding capital stock or by directors constituting at least two-thirds of the entire board of directors. However, from and after the date that Teekay Corporation and its affiliates (other than us and our subsidiaries) cease to beneficially own shares representing a majority of the total voting power of our outstanding capital stock, directors may only be removed for cause and only by the affirmative vote of the holders of not less than 80% of the total voting power of our outstanding capital stock.

Limited Actions by Stockholders

Our bylaws provide that any action required or permitted to be taken by our stockholders must be effected at an annual or special meeting of stockholders or by the unanimous written consent of our stockholders, provided that if the Marshall Islands Act in the future permits action to be taken by less than unanimous written consent of our stockholders, the holders of voting power sufficient to take such specified action may do so by written consent so long as Teekay Corporation and its affiliates (other than us and our subsidiaries) beneficially own shares representing a majority of the total voting power of our outstanding capital stock. Our bylaws provide that, subject to certain limited exceptions, only (a) our Chairman or Chief Executive Officer, at the direction of the board of directors, or (b) Teekay Corporation, so long as Teekay Corporation and its affiliates (other than us and our subsidiaries) beneficially own at least a majority of the total voting power of our outstanding capital stock, may call special meetings of our stockholders, and the business transacted at the special meeting is limited to the purposes stated in the notice. Accordingly, a stockholder may be prevented from calling a special meeting for stockholder consideration of a proposal over the opposition of our board of directors and stockholder consideration of a proposal may be delayed until the next annual general meeting.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of the material U.S. federal income tax considerations that may be relevant to prospective stockholders and, unless otherwise noted in the following discussion, is the opinion of Perkins Coie LLP, our U.S. counsel, insofar as it relates to matters of U.S. federal income tax law and legal conclusions with respect to those matters. The opinion of our counsel is dependent on the accuracy of representations made by us to them, including descriptions of our operations contained herein.

This discussion is based upon provisions of the Internal Revenue Code of 1986, as amended (or the Code), final and temporary regulations thereunder (or Treasury Regulations), court decisions and administrative interpretations, all as in effect on the date of this prospectus, and which are subject to change, possibly with retroactive effect. Changes in these authorities may cause the tax consequences to vary substantially from the consequences described below. Unless the context otherwise requires, references in this section to “we,” “our” or “us” are references to Teekay Tankers Ltd.

This discussion is limited to stockholders who hold their common stock as a capital asset for tax purposes. This discussion does not address all tax considerations that may be important to a particular stockholder in light of the stockholder’s circumstances, or to certain categories of stockholders that may be subject to special tax rules, such as:

•	dealers in securities or currencies,

•	traders in securities that have elected the mark-to-market method of accounting for their securities,

•	persons whose functional currency is not the U.S. dollar,

•	persons holding our common stock as part of a hedge, straddle, conversion or other “synthetic security” or integrated transaction,

•	certain U.S. expatriates,

•	financial institutions,

•	insurance companies,

•	persons subject to the alternative minimum tax,

•	persons that actually or under applicable constructive ownership rules own 10% or more of our common stock, and

•	entities that are tax-exempt for U.S. federal income tax purposes.

If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our common stock, you should consult your own tax advisor about the U.S. federal income tax consequences of owning and disposing the common stock.

No ruling has been or will be requested from the Internal Revenue Service (or IRS) regarding any matter affecting us or our stockholders. Instead, we will rely on the opinion of Perkins Coie LLP. Unlike a ruling, an opinion of counsel represents only that counsel’s legal judgment and does not bind the IRS or the courts. Accordingly, the opinions and statements made herein may not be sustained by a court if contested by the IRS.

This discussion does not address any U.S. estate tax considerations or tax considerations arising under the laws of any state, local or non-U.S. jurisdiction. Each stockholder is urged to consult its own tax advisor regarding the U.S. federal, state, local and other tax consequences of the ownership or disposition of our common stock.

United States Federal Income Taxation of U.S. Holders

As used herein, the term U.S. Holder means a beneficial owner of our common stock that is a U.S. citizen or U.S. resident alien, a corporation or other entity taxable as a corporation for U.S. federal income tax purposes, that was created or organized in or under the laws of the United States, any state thereof or the District of Columbia, an estate whose income is subject to U.S. federal income taxation regardless of its source, or a trust that either is subject to the supervision of a court within the United States and has one or more U.S. persons with authority to control all of its substantial decisions or has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a United States person.

Distributions

Subject to the discussion of passive foreign investment companies (or PFICs) below, any distributions made by us with respect to our common stock to a U.S. Holder generally will constitute dividends, which may be taxable as ordinary income or “qualified dividend income” as described in more detail below, to the extent of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our earnings and profits will be treated first as a nontaxable return of capital to the extent of the U.S. Holder’s tax basis in its common stock and thereafter as capital gain. U.S. Holders that are corporations for U.S. federal income tax purposes generally will not be entitled to claim a dividends received deduction with respect to any distributions they receive from us. Dividends paid with respect to our common stock generally will be treated as “passive category income” or, in the case of certain types of U.S. Holders, “general category income” for purposes of computing allowable foreign tax credits for U.S. federal income tax purposes.

Dividends paid on our common stock to a U.S. Holder who is an individual, trust or estate (or an Individual U.S. Holder) will be treated as “qualified dividend income” that currently is taxable to such Individual U.S. Holder at preferential capital gain tax rates provided that: (i) our common stock is readily tradable on an established securities market in the United States (such as the New York Stock Exchange, on which our common stock is traded); (ii) we are not a PFIC for the taxable year during which the dividend is paid or the immediately preceding taxable year (we intend to take the position that we are not now and have never been a PFIC, as discussed below); (iii) the Individual U.S. Holder has owned the common stock for more than 60 days in the 121-day period beginning 60 days before the date on which the common stock becomes ex-dividend; (iv) the Individual U.S. Holder is not under an obligation to make related payments with respect to positions in substantially similar or related property; and (v) certain other conditions are met. There is no assurance that any dividends paid on our common stock will be eligible for these preferential rates in the hands of an Individual U.S. Holder. Any dividends paid on our common stock not eligible for these preferential rates will be taxed at ordinary graduated tax rates. In the absence of legislation extending the term of the preferential tax rates for qualified dividend income, all dividends received by a taxpayer in taxable years beginning after December 31, 2012 will be taxed at ordinary graduated tax rates.

Special rules may apply to any “extraordinary dividend” paid by us. An extraordinary dividend is, generally, a dividend with respect to a share of stock if the amount of the dividend is equal to or in excess of 10% of a stockholder’s adjusted basis (or fair market value in certain circumstances) in such stock. If we pay an “extraordinary dividend” on our common stock that is treated as “qualified dividend income,” then any loss derived by an Individual U.S. Holder from the sale or exchange of such common stock will be treated as long-term capital loss to the extent of such dividend.

Certain U.S. Holders who are individuals, estates or trusts will be subject to a 3.8% tax on, among other things, dividends for taxable years beginning after December 31, 2012. U.S. Holders should consult their tax advisors regarding the effect, if any, of this tax on their ownership of our common stock.

Sale, Exchange or Other Disposition of Common Stock

Assuming we do not constitute a PFIC for any taxable year, a U.S. Holder generally will recognize taxable gain or loss upon a sale, exchange or other disposition of our common stock in an amount equal to the difference between the amount realized by the U.S. Holder from such sale, exchange or other disposition and the U.S. Holder’s tax basis in such stock. Subject to the discussion of extraordinary dividends above, such gain or loss will be treated as long-term capital gain or loss if the U.S. Holder’s holding period is greater than one year at the time of the sale, exchange or other disposition, and subject to preferential capital gain tax rates. Such capital gain or loss generally will be treated as U.S.-source gain or loss, as applicable, for U.S. foreign tax credit purposes. A U.S. Holder’s ability to deduct capital losses is subject to certain limitations.

Certain U.S. Holders who are individuals, estates or trusts will be subject to a 3.8% tax on, among other things, capital gains from the sale or other disposition of stock for taxable years beginning after December 31, 2012. U.S. Holders should consult their tax advisors regarding the effect, if any, of this tax on their disposition of our common stock.

Consequences of Possible PFIC Classification

A non-U.S. entity treated as a corporation for U.S. federal income tax purposes will be a PFIC in any taxable year in which, after taking into account the income and assets of the corporation and certain subsidiaries pursuant to a “look through” rule, either: (i) at least 75% of its gross income is “passive” income; or (ii) at least 50% of the average value of its assets is attributable to assets that produce passive income or are held for the production of passive income. For purposes of these tests, “passive income” includes dividends, interest, and gains from the sale or exchange of investment property and rents and royalties, other than rents and royalties that are received from unrelated parties in connection with the active conduct of a trade or business. By contrast, , income derived from the performance of services does not constitute “passive income.”

There are legal uncertainties involved in determining whether the income derived from our time chartering activities constitutes rental income or income derived from the performance of services, including the decision in Tidewater Inc. v. United States, 565 F.3d 299 (5th Cir. 2009), which held that income derived from certain time chartering activities should be treated as rental income rather than services income for purposes of a foreign sales corporation provision of the Code. However, the IRS stated in an Action on Decision (AOD 2010-01) that it disagrees with, and will not acquiesce to, the way that the rental versus services framework was applied to the facts in the Tidewater decision, and in its discussion stated that the time charters at issue in Tidewater would be treated as producing services income for PFIC purposes. The IRS’s statement with respect to Tidewater cannot be relied upon or otherwise cited as precedent by taxpayers. Consequently, in the absence of any binding legal authority specifically relating to the statutory provisions governing PFICs, there can be no assurance that the IRS or a court would not follow the Tidewater decision in interpreting the PFIC provisions of the Code. Nevertheless, based on our and our subsidiaries’ current assets and operations, we intend to take the position that we are not now and have never been a PFIC, and our counsel, Perkins Coie LLP, is of the opinion that it is more likely than not that we are not a PFIC based on applicable law, including the Code, legislative history, published revenue rulings and court decisions, and representations we have made to them regarding the composition of our assets, the source of our income and the nature of our activities and other operations following this offering, including:

•	the income derived from our participation in pooling arrangements and from our other time and voyage charters will be greater than 25% of our total gross income at all relevant times; and

•	the gross value of our vessels participating in pooling arrangements and servicing our other time and voyage charters will exceed the gross value of all other assets we own at all relevant times.

An opinion of counsel represents only that counsel’s best legal judgment and does not bind the IRS or the courts. Accordingly, the opinion of Perkins Coie LLP may not be sustained by a court if contested by the IRS. Further, no assurance can be given that we would not constitute a PFIC for any future taxable year if there were to be changes in our or our subsidiaries’ assets, income or operations.

As discussed more fully below, if we were to be treated as a PFIC for any taxable year, a U.S. Holder would be subject to different taxation rules depending on whether the U.S. Holder makes a timely and effective election to treat us as a “Qualified Electing Fund” (a QEF election). As an alternative to making a QEF election, a U.S. Holder should be able to make a “mark-to-market” election with respect to our common stock, as discussed below.

Taxation of U.S. Holders Making a Timely QEF Election. If a U.S. Holder makes a timely QEF election (an Electing Holder), the Electing Holder must report each taxable year for U.S. federal income tax purposes the Electing Holder’s pro rata share of our ordinary earnings and net capital gain, if any, for our taxable year that ends with or within the Electing Holder’s taxable year, regardless of whether or not the Electing Holder received distributions from us in that year. Such income inclusions would not be eligible for the preferential tax rates applicable to “qualified dividend income.” The Electing Holder’s adjusted tax basis in the common stock will be increased to reflect taxed but undistributed earnings and profits. Distributions of earnings and profits that were previously taxed will result in a corresponding reduction in the Electing Holder’s adjusted tax basis in common stock and will not be taxed again once distributed. An Electing Holder generally will recognize capital gain or loss on the sale, exchange or other disposition of our common stock. A U.S. Holder makes a QEF election with respect to any year that we are a PFIC by filing IRS Form 8621 with the holder’s timely filed U.S. federal income tax return (including extensions).

If a U.S. Holder has not made a timely QEF election with respect to the first year in the holder’s holding period of our common stock during which we qualified as a PFIC, the holder may be treated as having made a timely QEF election by filing a QEF election with the holder’s timely filed U.S. federal income tax return (including extensions) and, under the rules of Section 1291 of the Code, a “deemed sale election” to include in income as an “excess distribution” (described below) the amount of any gain that the holder would otherwise recognize if the holder sold the holder’s common stock on the “qualification date.” The qualification date is the first day of our taxable year in which we qualified as a “qualified electing fund” with respect to such U.S. Holder. In addition to the above rules, under very limited circumstances, a U.S. Holder may make a retroactive QEF election if the holder failed to file the QEF election documents in a timely manner. If a U.S. Holder makes a timely QEF election for one of our taxable years, but did not make such election with respect to the first year in the holder’s holding period of our common stock during which we qualified as a PFIC and the holder did not make the deemed sale election described above, the holder also will be subject to the more adverse rules described below.

A U.S. Holder’s QEF election will not be effective unless we annually provide the holder with certain information concerning our income and gain, calculated in accordance with the Code, to be included with the holder’s U.S. federal income tax return. We have not provided our U.S. Holders with such information in prior taxable years and do not intend to provide such information in the current taxable year. Accordingly, U.S. Holders will not be able to make an effective QEF election at this time. If, contrary to our expectations, we determine that we are or will be a PFIC for any taxable year, we will provide U.S. Holders with the information necessary to make an effective QEF election with respect to our common stock.

Taxation of U.S. Holders Making a “Mark-to-Market” Election. If we were to be treated as a PFIC for any taxable year and, as we anticipate, our stock were treated as “marketable stock,” then, as an alternative to making a QEF election, a U.S. Holder would be allowed to make a “mark-to-market” election with respect to our common stock, provided the U.S. Holder completes and files IRS Form 8621 in accordance with the relevant instructions and related Treasury Regulations. If that election is made for the first year a U.S. Holder holds or is deemed to hold our common stock and for which we are a PFIC, the U.S. Holder generally would include as ordinary income in each taxable year that we are a PFIC the excess, if any, of the fair market value of the U.S. Holder’s common stock at the end of the taxable year over the holder’s adjusted tax basis in the common stock. The U.S. Holder also would be permitted an ordinary loss in respect of the excess, if any, of the U.S. Holder’s adjusted tax basis in the common stock over the fair market value thereof at the end of the taxable year that we are a PFIC, but only to the extent of the net amount previously included in income as a result of the mark-to-market election. A U.S. Holder’s tax basis in the holder’s common stock would be adjusted to reflect any such income or loss recognized. Gain recognized on the sale, exchange or other disposition of our common stock in taxable years that we are a PFIC would be treated as ordinary income, and any loss recognized on the sale, exchange or other disposition of the common stock in taxable years that we are a PFIC would be treated as ordinary loss to the extent that such loss does not exceed the net mark-to-market gains previously included in income by the U.S. Holder. Because the mark-to-market election only applies to marketable stock, however, it would not apply to a U.S. Holder’s indirect interest in any of our subsidiaries that were also determined to be PFICs.

If a U.S. Holder makes a mark-to-market election for one of our taxable years and we were a PFIC for a prior taxable year during which such holder held our common stock and for which (i) we were not a QEF with respect to such holder and (ii) such holder did not make a timely mark-to-market election, such holder would also be subject to the more adverse rules described below in the first taxable year for which the mark-to-market election is in effect and also to the extent the fair market value of the U.S. Holder’s common stock exceeds the holder’s adjusted tax basis in the common stock at the end of the first taxable year for which the mark-to-market election is in effect.

Taxation of U.S. Holders Not Making a Timely QEF or Mark-to-Market Election. If we were to be treated as a PFIC for any taxable year, a U.S. Holder who does not make either a QEF election or a “mark-to-market” election for that year (a Non-Electing Holder) would be subject to special rules resulting in increased tax liability with respect to (i) any “excess distribution” (i.e., the portion of any distributions received by the Non-Electing Holder on our common stock in a taxable year in excess of 125% of the average annual distributions received by the Non-Electing Holder in the three preceding taxable years, or, if shorter, the Non-Electing Holder’s holding period for the common stock), and (ii) any gain realized on the sale, exchange or other disposition of the stock. Under these special rules:

•	the excess distribution or gain would be allocated ratably over the Non-Electing Holder’s aggregate holding period for the common stock;

•

the amount allocated to the current taxable year and any taxable year prior to the taxable year we were first treated as a PFIC with respect to the Non-Electing Holder would be taxed as ordinary income in the current taxable year;

•	the amount allocated to each of the other taxable years would be subject to U.S. federal income tax at the highest rate of tax in effect for the applicable class of taxpayers for that year; and

•	an interest charge for the deemed deferral benefit would be imposed with respect to the resulting tax attributable to each such other taxable year.

If we were treated as a PFIC for any taxable year and a Non-Electing Holder who is an individual dies while owning our common stock, such holder’s successor generally would not receive a step-up in tax basis with respect to such stock. In addition, a U.S. Holder is required to file an annual report with the IRS for each taxable year after 2010 in which we are treated as a PFIC with respect to the U.S. Holder’s common stock.

U.S. Holders are urged to consult their own tax advisors regarding the applicability, availability and advisability of, and procedure for, making QEF, Mark-to-Market Elections and other available elections with respect to us, and the U.S. federal income tax consequences of making such elections.

Consequences of Possible Controlled Foreign Corporation Classification

If CFC Shareholders (generally, U.S. Holders who each own, directly, indirectly or constructively, 10% or more of the total combined voting power of our outstanding shares entitled to vote) own directly, indirectly or constructively more than 50% of either the total combined voting power of our outstanding shares entitled to vote or the total value of all of our outstanding shares, we generally would be treated as a controlled foreign corporation, or a CFC.

CFC Shareholders are treated as receiving current distributions of their shares of certain income of the CFC without regard to any actual distributions and are subject to other burdensome U.S. federal income tax and administrative requirements but generally are not also subject to the requirements generally applicable to shareholders of a PFIC. In addition, a person who is or has been a CFC Shareholder may recognize ordinary income on the disposition of shares of the CFC. Although we do not believe we are or will become a CFC, U.S. persons owning a substantial interest in us should consider the potential implications of being treated as a CFC Shareholder in the event we become a CFC in the future.

The U.S. federal income tax consequences to U.S. Holders who are not CFC Shareholders would not change in the event we become a CFC in the future.

U.S. Return Disclosure Requirements for Individual U.S. Holders

Individual U.S. Holders that hold certain specified foreign financial assets, including stock in a foreign corporation that is not held in an account maintained by a financial institution, will be subject to additional U.S. return disclosure obligations if the aggregate value of all such assets exceeds $50,000 (and related penalties for failure to disclose). Investors are encouraged to consult with their own tax advisors regarding the possible application of this disclosure requirement to their investment in our common stock.

United States Federal Income Taxation of Non-U.S. Holders

A beneficial owner of our common stock (other than a partnership, including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not a U.S. Holder is a Non-U.S. Holder.

Distributions

Distributions we make to a Non-U.S. Holder will not be subject to U.S. federal income tax or withholding tax if the Non-U.S. Holder is not engaged in a U.S. trade or business. If the Non-U.S. Holder is engaged in a U.S. trade or business, distributions we make will be subject to U.S. federal income tax to the extent those distributions constitute income effectively connected with that Non-U.S. Holder’s U.S. trade or business. However, distributions made to a Non-U.S. Holder that is engaged in a trade or business may be exempt from taxation under an income tax treaty if the income represented thereby is not attributable to a U.S. permanent establishment maintained by the Non-U.S. Holder.

Sale, Exchange or Other Disposition of Common Stock

The U.S. federal income taxation of Non-U.S. Holders on any gain resulting from the disposition of our common stock generally is the same as described above regarding distributions. However, an individual Non-U.S. Holder may be subject to tax on gain resulting from the disposition of our common stock if the holder is present in the United States for 183 days or more during the taxable year in which such disposition occurs and meets certain other requirements.

Backup Withholding and Information Reporting

In general, payments of distributions or the proceeds of a disposition of common stock to a non-corporate U.S. Holder will be subject to information reporting requirements. These payments to a non-corporate U.S. Holder also may be subject to backup withholding if the non-corporate U.S. Holder:

•	fails to timely provide an accurate taxpayer identification number;

•	is notified by the IRS that it has failed to report all interest or distributions required to be shown on its U.S. federal income tax returns; or

•	in certain circumstances, fails to comply with applicable certification requirements.

Non-U.S. Holders may be required to establish their exemption from information reporting and backup withholding on payments within the United States, or through a U.S. payor, by certifying their status on IRS Form W-8BEN, W-8ECI or W-8IMY, as applicable.

Backup withholding is not an additional tax. Rather, a stockholder generally may obtain a credit for any amount withheld against its liability for U.S. federal income tax (and a refund of any amounts withheld in excess of such liability) by accurately completing and timely filing a return with the IRS.

NON-UNITED STATES TAX CONSIDERATIONS

Marshall Islands Tax Considerations

The following discussion is based upon the opinion of Watson, Farley & Williams (New York) LLP, our counsel as to matters of the laws of the Republic of The Marshall Islands, and the current laws of the Republic of The Marshall Islands and is applicable only to persons who do not reside in, maintain offices in or engage in business in the Republic of The Marshall Islands.

Because we and our subsidiaries do not, and we do not expect that we or any of our subsidiaries will, conduct business or operations in the Republic of The Marshall Islands, and because we anticipate that all documentation related to any offerings pursuant to this prospectus will be executed outside of the Republic of The Marshall Islands, under current Marshall Islands law you will not be subject to Marshall Islands taxation or withholding on distributions. In addition, you will not be subject to Marshall Islands stamp, capital gains or other taxes on the purchase, ownership or disposition of shares of Class A common stock, and you will not be required by the Republic of The Marshall Islands to file a tax return relating to the shares of Class A common stock.

It is the responsibility of each stockholder to investigate the legal and tax consequences, under the laws of pertinent jurisdictions, including the Marshall Islands, of its investment in us. Accordingly, each stockholder is urged to consult its tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each stockholder to file all state, local and non-U.S., as well as U.S. federal, tax returns that may be required of him.

PLAN OF DISTRIBUTION

We may sell the securities offered by this prospectus and applicable prospectus supplements:

•	through underwriters or dealers;

•	through agents;

•	directly to purchasers; or

•	through a combination of any such methods of sale.

If underwriters are used to sell securities, we will enter into an underwriting agreement or similar agreement with them at the time of the sale to them. In that connection, underwriters may receive compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the securities for whom they may act as agent. Any such underwriter, dealer or agent may be deemed to be an underwriter within the meaning of the U.S. Securities Act of 1933.

The applicable prospectus supplement relating to the securities will set forth, among other things:

•	the offering terms, including the name or names of any underwriters, dealers or agents;

•	the purchase price of the securities and the proceeds to us from such sale;

•	any underwriting discounts, concessions, commissions and other items constituting compensation to underwriters, dealers or agents;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid by underwriters or dealers to other dealers; and

•	any securities exchanges on which the securities may be listed.

If underwriters or dealers are used in the sale, the securities will be acquired by the underwriters or dealers for their own account and may be resold from time to time in one or more transactions in accordance with the rules of the New York Stock Exchange:

•	at a fixed price or prices that may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

The securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more of such firms. Unless otherwise set forth in an applicable prospectus supplement, the obligations of underwriters or dealers to purchase the securities will be subject to certain conditions precedent and the underwriters or dealers will be obligated to purchase all the securities if any are purchased. Any public offering price and any discounts or concessions allowed or reallowed or paid by underwriters or dealers to other dealers may be changed from time to time.

Securities may be sold directly by us from time to time, at prevailing market prices or otherwise. Securities may also be sold through agents designated by us from time to time, at prevailing market prices or otherwise. Any agent involved in the offer or sale of the securities in respect of which this prospectus and a prospectus supplement is delivered will be named, and any commissions payable by us to such agent will be set forth, in the prospectus supplement. Unless otherwise indicated in the prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

If so indicated in the prospectus supplement, we will authorize underwriters, dealers or agents to solicit offers from certain specified institutions to purchase securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject to any conditions set forth in the prospectus supplement and the prospectus supplement will set forth the commissions payable for solicitation of such contracts. The underwriters and other persons soliciting such contracts will have no responsibility for the validity or performance of any such contracts.

Underwriters, dealers and agents may be entitled under agreements entered into with us to be indemnified by us against certain civil liabilities, including liabilities under the U.S. Securities Act of 1933, or to contribution by us to payments which they may be required to make. The terms and conditions of such indemnification will be described in an applicable prospectus supplement.

Underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

Any underwriters to whom securities are sold by us for public offering and sale may make a market in such securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any securities.

Certain persons participating in any offering of securities may engage in transactions that stabilize, maintain or otherwise affect the price of the securities offered. In connection with any such offering, the underwriters or agents, as the case may be, may purchase and sell securities in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or retarding a decline in the market price of the securities and syndicate short positions involve the sale by the underwriters or agents, as the case may be, of a greater number of securities than they are required to purchase from us in the offering. The underwriters may also impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers for the securities sold for their account may be reclaimed by the syndicate if such securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the securities, which may be higher than the price that might otherwise prevail in the open market, and if commenced, may be discontinued at any time. These transactions may be effected on the New York Stock Exchange, in the over-the-counter market or otherwise. These activities will be described in more detail in the applicable prospectus supplement.

SERVICE OF PROCESS AND ENFORCEMENT OF CIVIL LIABILITIES

Teekay Tankers Ltd. is incorporated under the laws of the Republic of The Marshall Islands as a corporation. The Republic of The Marshall Islands has a less developed body of securities laws as compared to the United States and provides protections for investors to a significantly lesser extent.

Most of our directors and officers and those of our controlled affiliates are residents of countries other than the United States. Substantially all of our and our subsidiaries’ assets and a substantial portion of the assets of our directors and officers are located outside of the United States. As a result, it may be difficult or impossible for United States investors to effect service of process within the United States upon us or our subsidiaries or to realize against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States. However, we have expressly submitted to the jurisdiction of the U.S. federal and New York state courts sitting in the City of New York for the purpose of any suit, action or proceeding arising under the securities laws of the United States or any state in the United States, and we have appointed Watson, Farley & Williams (New York) LLP to accept service of process on our behalf in any such action.

Watson, Farley & Williams (New York) LLP, our counsel as to Marshall Islands law, has advised us that there is uncertainty as to whether the courts of the Republic of The Marshall Islands would (1) recognize or enforce against us or our directors and officers judgments of courts of the United States based on civil liability provisions of applicable U.S. federal and state securities laws or (2) impose liabilities against us or our directors and officers or those of our controlled affiliates in original actions brought in the Republic of The Marshall Islands, based on these laws.

LEGAL MATTERS

Unless otherwise stated in the applicable prospectus supplement, the validity of the shares of Class A common stock offered and certain other legal matters with respect to the laws of the Republic of The Marshall Islands will be passed upon for us by our counsel as to Marshall Islands law, Watson, Farley & Williams (New York) LLP. Certain other legal matters will be passed upon for us by Perkins Coie LLP, Portland, Oregon, who may rely upon the opinion of Watson, Farley & Williams (New York) LLP, for all matters of Marshall Islands law. Any underwriter will be advised about other issues relating to any offering by its own legal counsel.

EXPERTS

The consolidated financial statements of Teekay Tankers Ltd. included in its Annual Report on Form 20-F for the year ended December 31, 2010, and the effectiveness of Teekay Tankers Ltd.’s internal control over financial reporting as of December 31, 2010, have been audited by Ernst & Young LLP, an independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements and the effectiveness of internal control over our financial reporting as of December 31, 2010 (to the extent covered by consents filed with the SEC) given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form F-3 regarding the securities covered by this prospectus. This prospectus does not contain all of the information found in the registration statement. For further information regarding us and the securities offered in this prospectus, you may wish to review the full registration statement, including its exhibits. In addition, we file annual, quarterly and other reports with and furnish information to the SEC. You may inspect and copy any document we file with or furnish to the SEC at the public reference facilities maintained by the SEC at 100 F Street, NE, Washington, D.C. 20549. Copies of this material can also be obtained upon written request from the Public Reference Section of the SEC at that address, at prescribed rates, or from the SEC’s website on the internet at www.sec.gov free of charge. Please call the SEC at 1-800-SEC-0330 for further information on public reference rooms. You can also obtain information about us at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

As a foreign private issuer, we are exempt under the U.S. Securities Exchange Act of 1934 (or the Exchange Act) from, among other things, certain rules prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal stockholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act, including the filing of quarterly reports or current reports on Form 8-K. However, we intend to make available quarterly reports containing our unaudited interim financial information for the first three fiscal quarters of each fiscal year.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus information that we file with the SEC. This means that we can disclose important information to you without actually including the specific information in this prospectus by referring you to other documents filed separately with the SEC. The information incorporated by reference is an important part of this prospectus. Information that we later provide to the SEC, and which is deemed to be “filed” with the SEC, automatically will update information previously filed with the SEC, and may replace information in this prospectus.

We incorporate by reference into this prospectus the documents listed below:

•	our Annual Report on Form 20-F for the fiscal year ended December 31, 2010;

•	all subsequent Annual Reports on Form 20-F filed prior to the termination of this offering;

•

all subsequent Reports on Form 6-K furnished to the SEC prior to the termination of this offering that we identify in such Reports as being incorporated by reference into the registration statement of which this prospectus is a part; and

•

the description of each class of our capital stock as described in our Registration Statement on Form 8-A filed with the SEC on December 3, 2007, including any subsequent amendments or reports filed for the purpose of updating such description.

These reports contain important information about us, our financial condition and our results of operations.

You may obtain any of the documents incorporated by reference in this prospectus from the SEC through its public reference facilities or its website at the addresses provided above. You also may request a copy of any document incorporated by reference in this prospectus (excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference in this document), at no cost, by visiting our internet website at www.teekaytankers.com, or by writing or calling us at the following address:

Teekay Tankers Ltd.

4th Floor, Belvedere Building,

69 Pitts Bay Road

Hamilton HM 08, Bermuda

Attn: Corporate Secretary

(441) 298-2530

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with any information. You should not assume that the information incorporated by reference or provided in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of each document. The information contained in our website is not part of this prospectus.

In reviewing any agreements included as exhibits to the registration statement relating to the securities covered by this prospectus or to other SEC filings incorporated by reference into this prospectus or any prospectus supplement, please be aware that these agreements are attached as exhibits to provide you with information regarding their terms and are not intended to provide any other factual or disclosure information about us or the other parties to the agreements. The agreements may contain representations and warranties by each of the parties to the applicable agreement, which representations and warranties may have been made solely for the benefit of the other parties to the applicable agreement and, as applicable:

•	should not in all instances be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate;

•

have been qualified by disclosures that may have been made to the other party in connection with the negotiation of the applicable agreement, which disclosures are not necessarily reflected in the agreement;

•	may apply standards of materiality in a way that is different from what may be viewed as material to you or other investors; and

•	were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement and are subject to more recent developments.

Accordingly, these representations and warranties may not describe the actual state of affairs as of the date they were made or at any other time and should not be relied upon by investors in considering whether to invest in our securities.

EXPENSES

The following table sets forth costs and expenses, other than any underwriting discounts and commissions, we expect to incur in connection with the issuance and distribution of the shares of Class A common stock covered by this prospectus. All amounts are estimated except the SEC registration fee.

U.S. Securities and Exchange Commission registration fee		$86,220
Legal fees and expenses		*
Accounting fees and expenses		*
Printing costs		*
Transfer agent fees		*
Miscellaneous		*

Total	$	*

*	To be provided in a prospectus supplement or in a Report on Form 6-K subsequently incorporated by reference into this prospectus.

15,000,000 Shares

Class A Common Stock

Teekay Tankers Ltd.

PROSPECTUS SUPPLEMENT

February     , 2012

Joint Book-Running Managers

MORGAN STANLEY                CITIGROUP

Senior Co-Managers

CREDIT SUISSE                DEUTSCHE BANK SECURITIES

Junior Co-Managers

ABN AMRO                CREDIT AGRICOLE CIB                DNB MARKETS